                  THE COMMITTEE TO RESTORE VALUE AT SALLIE MAE
                         1317 F STREET, N.W., SUITE 202
                              WASHINGTON, DC 20004
                                 (202)879-2060
                                                                  June    , 1997

Dear Fellow Sallie Mae Shareholder:

     The Committee to Restore Value at Sallie Mae ("CRV") is proud that its
efforts to serve shareholders' interests have resulted in the July    Special
Meeting of Shareholders. At that meeting, you will vote on the CRV-endorsed Agreement and Plan of Reorganization to privatize Sallie Mae. In a separate vote at the Special Meeting, you will select a 15-member board of directors for the privatized Sallie Mae. You will choose between two slates of director nominees: a slate of 15 CRV nominees that includes eight current members of the Sallie Mae Board (the "CRV Slate") and a partial slate of ten nominees that calls itself the "Majority Director Slate" but includes only five current members of the Sallie Mae Board.

     The CRV urges you to vote the enclosed GREEN proxy card "FOR" the Reorganization Proposal and "FOR" the CRV Slate.

     The proposed chairman for the Majority Director Slate, David Vitale of First National Bank of Chicago, has indicated through the press that he is reserving space for up to five CRV members to serve on his slate. The place to discuss such a proposal would have been in the Sallie Mae boardroom, not in the media. However, Mr. Vitale has never shown any inclination to work with the CRV in the boardroom. After careful consideration, each of the CRV nominees has stated that he or she is not willing to serve on Mr. Vitale's so-called "Majority Director Slate."

                         LEADERSHIP AND ACCOUNTABILITY

     The upcoming vote will determine the Board of Directors that will lead your Company following privatization. Simply stated, you will decide between director slates with very different views of what is in shareholders' best interests. The CRV has been steadfastly committed to protecting shareholder rights, advocating "model" corporate governance and enhancing the value of your ownership interest in Sallie Mae. The CRV now has presented a slate of 15 distinguished nominees for the Board of Directors and a management team with significant and successful Sallie Mae experience. These individuals have the knowledge and the capability to continue the CRV's commitment to shareholder interests after privatization.

     In contrast, the "Majority Director Slate" provides neither leadership nor accountability. The "Majority Director Slate" is headed by banking executives who, because their banks participate in the student loan market, have competing business interests and divided loyalties. The "Majority Director Slate" originally attempted to use privatization to entrench themselves and disenfranchise shareholders. They have repeatedly been forced by shareholder criticism to revise their corporate governance standards and even now have failed to embrace all of the corporate governance provisions that the CRV proposed more than six months ago. The "Majority Director Slate" has pledged to maintain the failed business policies of Sallie Mae's chief executive, even though they have admitted that he is not capable of managing your Company after privatization. Moreover, at this critical juncture in the Company's history, they have asked your support for a yet-to-be-named chief executive and management team.

     Perhaps the clearest measure of the Majority Director Slate's commitment and belief in your Company is their insignificant level of stock ownership (6,200 shares). The CRV urges you to evaluate these issues and then ask yourself one question: Can you trust these Majority Director Slate nominees to act in the best interest of shareholders?

                            THE CRV'S BUSINESS PLAN

     The CRV advocates a single-minded focus on the Company's student loan business. A central objective of the CRV's business plan is to reduce the Company's student loan acquisition costs, which have more than doubled in recent years. In the past, constrained by its GSE charter, Sallie Mae used its strong origination processing and servicing operations to create loans for the accounts of commercial banks and then paid premium prices to acquire those loans. Privatization grants the Company the regulatory flexibility necessary to receive full and fair value for the services that it provides and to originate a meaningful level of loan volume for its own account. The CRV believes that, through privatization, these steps will enable the Company to halve its cost of loan acquisition by the year 2000. The CRV will also maintain its commitment to cut overhead costs, increase the pace of securitizations, return excess capital to shareholders and avoid expensive new business ventures.

     The CRV believes that a well managed loan origination program is a natural and necessary response to developments in the student loan marketplace. The CRV further believes that shareholders will be at risk if the "Majority Director Slate" is elected to carry on the Company's business as it has in the past, blindly paying any price for assets and failing to address the significant competitive pressures that continue to change the student loan marketplace. The "Majority Director Slate" and current Sallie Mae management have not offered any basis for their assumption that, after consistent increases over recent years, loan acquisition prices will decrease without any change in the Company's mode of operation. Despite substantial asset growth over the past five years, Sallie Mae's revenue base has remained essentially constant since 1993, with earnings per share growth coming only from share repurchases that were prompted by the CRV. The response of the Majority Director Slate is to rely on untried new ventures to generate earnings growth in the future. The CRV again urges you to ask one question: Why should you gamble on the passive and unfocused business plan described by the "Majority Director Slate"?

                VOTE FOR THE CRV AT THE JULY    SPECIAL MEETING

     Additional information regarding the Special Meeting, the CRV Slate, the business plan that the CRV Slate will pursue and the corporate governance provisions that the CRV Slate will adopt are set forth in the attached Proxy Statement Supplement and in the Proxy Statement/Prospectus that has been furnished herewith.

     The CRV urges shareholders to vote the enclosed GREEN proxy card FOR the Reorganization Proposal and FOR the CRV Slate. To ensure that your shares are voted for the CRV, the enclosed GREEN proxy card should be marked, signed, dated and returned as soon as possible using the enclosed envelope. The CRV encourages shareholders NOT to vote on the Blue proxy card that has been mailed on behalf of the "Majority Director Slate." Shareholders who have signed and returned the GREEN proxy card should note that returning the Blue proxy card may have the effect of canceling their vote for the CRV.

     Your support is greatly appreciated.

                               Very Truly Yours,

                  ALBERT L. LORD                 EDWARD A. FOX

                  THE COMMITTEE TO RESTORE VALUE AT SALLIE MAE

                   SUBJECT TO COMPLETION, DATED JUNE  , 1997

                                   SALLIE MAE
                     THE STUDENT LOAN MARKETING ASSOCIATION

                           PROXY STATEMENT SUPPLEMENT
                                       OF
                  THE COMMITTEE TO RESTORE VALUE AT SALLIE MAE

                         1317 F STREET, N.W., SUITE 202
                             WASHINGTON, D.C. 20004
                                 (202) 879-2060

                            ------------------------

                            SOLICITATION OF PROXIES
                                  IN FAVOR OF
                      THE PROPOSED PLAN OF REORGANIZATION
                    AND THE BOARD SLATE PROPOSED BY THE CRV
                  TO SERVE AS DIRECTORS OF THE HOLDING COMPANY
TO BE CONSIDERED AND VOTED ON AT A SPECIAL MEETING OF SHAREHOLDERS SCHEDULED FOR
                                 JULY   , 1997

                            ------------------------

     This Proxy Statement Supplement and the enclosed GREEN proxy card are being furnished by The Committee to Restore Value at Sallie Mae (the "CRV"), a shareholder group that includes eight of the fourteen shareholder-elected directors of Sallie Mae, in connection with the solicitation of Proxies to be used at the Special Meeting of Shareholders of The Student Loan Marketing Association ("Sallie Mae" or the "Company") called pursuant to an agreement
between Sallie Mae and the CRV and scheduled to be held on July   , 1997, and
any and all adjournments and postponements thereof. This Proxy Statement Supplement is being mailed with and constitutes an integral part of the joint
Proxy Statement/Prospectus dated June   , 1997.

     THE CRV URGES YOU TO VOTE THE ENCLOSED GREEN PROXY CARD "FOR" THE REORGANIZATION PROPOSAL AND "FOR" THE SLATE OF DIRECTORS NOMINATED BY THE CRV (THE "CRV SLATE") TO SERVE AS DIRECTORS OF THE HOLDING COMPANY, AS MORE FULLY DESCRIBED HEREIN. THE CRV REQUESTS THAT THE ENCLOSED GREEN PROXY CARD FOR THE SPECIAL MEETING BE MARKED, SIGNED, DATED AND RETURNED AS SOON AS POSSIBLE USING THE ENCLOSED ENVELOPE.

     THE CRV ENCOURAGES SHAREHOLDERS NOT TO VOTE ON THE BLUE PROXY CARD THAT HAS BEEN MAILED BY THE DIRECTORS WHO OPPOSE THE CRV. TO MAKE YOUR VOTE ON THE GREEN PROXY CARD COUNT, DO NOT RETURN THE BLUE PROXY CARD. RETURNING THE BLUE PROXY CARD MAY HAVE THE EFFECT OF CANCELING YOUR VOTE FOR THE CRV SLATE.

          THE DATE OF THIS PROXY STATEMENT SUPPLEMENT IS JUNE   , 1997

                            YOUR VOTE IS IMPORTANT!

     THE CRV URGES YOU TO MARK, SIGN, DATE AND RETURN THE ENCLOSED GREEN PROXY CARD TO VOTE "FOR" THE REORGANIZATION PROPOSAL AND "FOR" THE CRV SLATE OF BOARD NOMINEES. A POSTAGE-PAID ENVELOPE IS PROVIDED FOR RETURNING THE GREEN PROXY CARD.

     The CRV asks you NOT to sign or return the Blue proxy card sent to you by the directors who oppose the CRV. If you have already voted the Blue proxy card, you have every right to change your vote by signing, dating and returning the enclosed GREEN proxy card.

     Only your latest dated proxy will count at the special meeting.

     If your shares are held in the name of a brokerage firm, bank or other nominee, only it can vote those shares. Accordingly, please contact the person responsible for your account and instruct him or her as to how your shares are to be voted.

                            ------------------------

     IF YOU HAVE ANY QUESTIONS OR NEED ASSISTANCE IN VOTING YOUR SHARES, PLEASE CONTACT MACKENZIE PARTNERS, INC. AT THE TOLL-FREE NUMBER BELOW:

                            MACKENZIE PARTNERS, INC.
                                156 FIFTH AVENUE
                               NEW YORK, NY 10010
                         (212) 929-5500 (CALL COLLECT)
                                       OR
                         CALL TOLL-FREE (800) 322-2885

                                    SUMMARY

     The following is a brief summary of information contained elsewhere in this Proxy Statement Supplement. This Summary is not intended to be complete and is qualified in its entirety by, and should be read in conjunction with, the detailed information contained elsewhere in this Proxy Statement Supplement and the Attachments hereto and in the joint Proxy Statement/Prospectus dated June
  , 1997 that was mailed herewith.

     These proxy materials are being furnished by The Committee to Restore Value at Sallie Mae (the "CRV"), a shareholder group that includes eight of the fourteen shareholder-elected directors of Sallie Mae (the "CRV Directors"), in connection with a special meeting of shareholders (the "Special Meeting") called pursuant to an agreement (the "Letter Agreement") between Sallie Mae and the CRV. At the Special Meeting, the shareholders of Sallie Mae will be asked to consider and vote upon the following matters:

     (1) The approval and adoption of an Agreement and Plan of Reorganization (the "Reorganization Agreement") providing for the reorganization (the "Reorganization") of Sallie Mae into a wholly-owned subsidiary of a new state-chartered holding company named SLM Holding Corporation (the "Holding Company" and such proposal, the "Reorganization Proposal"); and

     (2) If the Reorganization Proposal is approved by shareholders, the selection of a slate of 15 nominees that will serve as the initial 15 member Holding Company Board of Directions (such proposal, the "Board Slate Proposal"). In the Board Slate Proposal, shareholders may vote either for a 15-person slate nominated by the CRV (the "CRV Slate") or for a 10-person slate nominated by a minority of the elected directors and political appointees on the Sallie Mae Board (the so-called "Majority Director Slate").

     The Letter Agreement substantially implements a proposal that was first offered to the Sallie Mae Board of Directors by Albert L. Lord and the other members of the CRV who serve on the Sallie Mae Board in March 1997 and again in May 1997. Pursuant to the Letter Agreement, Sallie Mae shareholders will vote at the Special Meeting on the CRV-endorsed Reorganization Agreement to privatize Sallie Mae as a state-chartered corporation, and separately will vote to choose the slate of nominees who will serve on the initial Board of Directors of the Holding Company. For more information on the background of the Letter Agreement and the votes scheduled for the Special Meeting, see "THE REORGANIZATION PROPOSAL -- Background" in the Proxy Statement/Prospectus.

     The vote on the Board Slate Proposal presents a key decision for shareholders for two reasons: First, the CRV Slate and its management team are better qualified to lead Sallie Mae than the partial slate and deteriorating management team put forth by the "Majority Directors." Second, prior to the effectiveness of the Reorganization, the CRV Slate will amend the Holding Company's Certificate of Incorporation and By-Laws to adopt provisions that will safeguard shareholders' rights and promote directors' accountability to shareholders. The nominees comprising the CRV Slate, the business strategy that they will pursue for the Holding Company and the corporate governance provisions that they will adopt for the Holding Company are discussed below in this Proxy Statement Supplement.

                        THIS PROXY STATEMENT SUPPLEMENT

     THE SHARES OF THE HOLDING COMPANY TO BE ISSUED IN THE REORGANIZATION ARE SUBJECT TO AND OFFERED UNDER A "PROXY STATEMENT OF STUDENT LOAN MARKETING ASSOCIATION AND THE COMMITTEE TO RESTORE VALUE AT SALLIE MAE/PROSPECTUS OF SLM
HOLDING CORPORATION" (THE "PROXY STATEMENT/PROSPECTUS"), DATED JUNE   , 1997,
INCLUDED AS PART OF A REGISTRATION STATEMENT ON FORM S-4 (THE "FORM S-4"), REGISTRATION STATEMENT NO. 333-21217, THAT HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION (THE "SEC") COVERING UP TO 54,600,000 SHARES OF HOLDING COMPANY COMMON STOCK ISSUABLE IN THE REORGANIZATION. FOR FURTHER INFORMATION PERTAINING TO THE HOLDING COMPANY COMMON STOCK, REFERENCE IS MADE TO SUCH PROXY STATEMENT/PROSPECTUS, SUCH REGISTRATION STATEMENT AND THE EXHIBITS THERETO. The Proxy Statement/Prospectus is being mailed by the CRV to all shareholders of record as of June 6, 1997 together with this Proxy Statement Supplement and the enclosed GREEN proxy card. This Proxy Statement Supplement constitutes an integral part of, and should be read in conjunction with, the Proxy Statement/ Prospectus. Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to such terms in the Proxy Statement/Prospectus. Copies of such materials can be obtained from the CRV at 1317 F Street, N.W., Suite 202, Washington, D.C. 20004. Copies of such materials can be inspected and copied at prescribed rates at the public reference facilities maintained by the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549. Copies of such materials also can be obtained from the SEC at prescribed rates by writing to the Public Reference Section of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549. The SEC also maintains a site on the World Wide Web at http://www.sec.gov that contains such materials.

     THE HOLDING COMPANY SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION, NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THE COMPANY'S PROXY STATEMENT/PROSPECTUS OR THIS PROXY STATEMENT SUPPLEMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

     The following legend is required by the Privatization Act (as defined herein) in connection with the offering of securities by the Holding Company, including the Holding Company Common Stock:

     OBLIGATIONS OF THE HOLDING COMPANY AND ANY SUBSIDIARY OF THE HOLDING COMPANY ARE NOT GUARANTEED BY THE FULL FAITH AND CREDIT OF THE UNITED STATES AND NEITHER THE HOLDING COMPANY NOR ANY SUBSIDIARY OF THE HOLDING COMPANY IS A GOVERNMENT SPONSORED ENTERPRISE (OTHER THAN SALLIE MAE) OR AN INSTRUMENTALITY OF THE UNITED STATES.

FORWARD-LOOKING INFORMATION

     This Proxy Statement Supplement contains certain forward-looking statements, particularly in the section entitled "The CRV Business Plan," which are identified by the words "anticipate," "intend" and "expect" as they relate to Sallie Mae and the Holding Company. Such statements are based on the beliefs of the members of the CRV as well as on assumptions made by and information currently available to them. Such statements reflect the current views of the members of the CRV with respect to future events and are subject to certain risks, uncertainties and assumptions described in this Proxy Statement Supplement and in the Proxy Statement/Prospectus. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect or information obtained from the Company prove inaccurate, actual results may vary materially from those described herein as anticipated, intended or expected. The CRV hereby specifically disclaims responsibility for the information set forth in the Proxy Statement Supplement prepared on behalf of and being mailed by the "Majority Directors."

                               TABLE OF CONTENTS

                                                                                      PAGE NO.
                                                                                      --------
SUMMARY............................................................................        i
INFORMATION REGARDING THE SPECIAL MEETING..........................................        1

ITEM 1: THE REORGANIZATION PROPOSAL................................................        3

ITEM 2: THE BOARD SLATE PROPOSAL AND THE CRV SLATE.................................        4

THE CRV BUSINESS PLAN..............................................................        6

THE CRV'S CORPORATE GOVERNANCE PROVISIONS..........................................       10

OPERATION OF THE BOARD SLATE PROPOSAL..............................................       14

INFORMATION REGARDING THE CRV SLATE NOMINEES.......................................       15

VOTING AND PROXY PROCEDURES........................................................       19

INFORMATION CONCERNING THE COMMITTEE TO RESTORE VALUE AT SALLIE MAE................       20

SOLICITATION OF PROXIES............................................................       21

SCHEDULE 1 -- BENEFICIAL OWNERSHIP OF SALLIE MAE COMMON STOCK BY THE CRV SLATE AND
  CRV MEMBERS......................................................................      S-1

ATTACHMENT A -- CORPORATE GOVERNANCE PROVISIONS TO BE IMPLEMENTED BY THE CRV SLATE:
  COMPARISON WITH SALLIE MAE CHARTER...............................................      A-1

ATTACHMENT B -- RESTATED CERTIFICATE OF INCORPORATION OF SLM HOLDING CORPORATION...      B-1

ATTACHMENT C -- RESTATED BY-LAWS OF SLM HOLDING CORPORATION........................      C-1

                   INFORMATION REGARDING THE SPECIAL MEETING

PURPOSE OF THE SPECIAL MEETING

     The Special Meeting has been called pursuant to an agreement (the "Letter Agreement") between The Committee to Restore Value at Sallie Mae (the "CRV"), which is a shareholder group that includes eight of the fourteen shareholder-elected directors of Sallie Mae, and Sallie Mae. At the Special Meeting of Shareholders (the "Special Meeting"), the shareholders of Sallie Mae will be asked to consider and vote upon the following matters:

     (1) The approval and adoption of an Agreement and Plan of Reorganization (the "Reorganization Agreement") among Sallie Mae, SLM Holding Corporation, a newly formed Delaware corporation and wholly owned subsidiary of Sallie Mae (the "Holding Company"), and Sallie Mae Merger Company, a newly formed Delaware corporation and wholly owned subsidiary of the Holding Company ("MergerCo"), providing for the reorganization (the "Reorganization") of Sallie Mae into a wholly owned subsidiary of the Holding Company pursuant to the merger of MergerCo with and into Sallie Mae, with Sallie Mae as the surviving corporation (such proposal, the "Reorganization Proposal"); and

     (2) If the Reorganization Proposal is approved by shareholders, the selection of a slate of 15 nominees that will serve as the initial 15 member Holding Company Board of Directions (such proposal, the "Board Slate Proposal"). In the Board Slate Proposal, shareholders may vote either for the 15-person slate nominated by the CRV (the "CRV Slate") or for a 10-person slate nominated by a minority of the elected directors and political appointees on the Sallie Mae Board (the so-called "Majority Director Slate").

     The Student Loan Marketing Association Reorganization Act of 1996 (the "Privatization Act") authorized the restructuring of Sallie Mae so that all of its outstanding common stock shall be owned directly by a Holding Company, pursuant to a plan of reorganization adopted by Sallie Mae's Board of Directors. The Reorganization Agreement is the plan of reorganization adopted by the Sallie Mae Board pursuant to the Privatization Act. If the Reorganization Agreement is approved by the holders of a majority of the outstanding shares of Sallie Mae common stock and the Reorganization is consummated, (i) each outstanding share of common stock, par value $.20 per share, of Sallie Mae (the "Sallie Mae Common Stock") will be converted into one share of common stock, par value $.20 per share, of the Holding Company (the "Holding Company Common Stock") and (ii) all of the outstanding shares of MergerCo will be converted into all of the issued and outstanding shares of Sallie Mae Common Stock, all of which will then be owned by the Holding Company. The Reorganization Agreement is attached as Appendix A to the Proxy Statement/Prospectus mailed by the CRV with this Proxy Statement Supplement and is incorporated herein by reference. See also "THE REORGANIZATION PROPOSAL" in this Proxy Statement Supplement and "TERMS OF THE REORGANIZATION AGREEMENT" in the Proxy Statement/Prospectus.

     The Board Slate Proposal provides the means for shareholders to determine who will serve as directors on the Holding Company Board. Shareholders may vote for either the CRV Slate or the "Majority Director Slate." To implement the Board Slate Proposal, the Letter Agreement provides that, as soon as possible after shareholders approval of the Reorganization Proposal and before the Reorganization is effected, Sallie Mae (as the sole shareholder of the Holding Company) shall appoint as directors of the Holding Company the slate receiving the highest plurality of the votes cast in person or by proxy at the Special Meeting. If the CRV Slate receives a plurality of the votes cast at the Special Meeting, Sallie Mae will name the CRV Slate to the Holding Company's Board of Directors. Once named to the Holding Company Board, the CRV Slate will adopt the Restated Certificate of Incorporation and the Restated By-Laws, as set forth in Attachments B and C to this Proxy Statement Supplement, in order to implement the corporate governance provisions discussed in this Proxy Statement Supplement. Also, if named to the Holding Company Board, the CRV Slate will commence implementation of the business strategy for the Holding Company that is discussed in this Proxy Statement Supplement.

PLACE, TIME AND DATE OF THE SPECIAL MEETING; RECORD DATE

     The Special Meeting will be held on Thursday, July   , 1997 at the
[          ], Washington, D.C. [          ], beginning at 11:00 a.m., local
time, and at any adjournments or postponements thereof. The Letter Agreement provides that the Special Meeting shall not be adjourned to a later date except by mutual agreement of Sallie Mae and the CRV. Only holders of record of shares of Sallie Mae Common Stock at the close of business on June 6, 1997, the record date for the Special Meeting (the "Record Date"), are entitled to notice of, and to vote at, the Special Meeting and any adjournments or postponements thereof. As of the Record Date, 52,663,133 shares of Sallie Mae Common Stock were outstanding and eligible to be voted at the Special Meeting.

                            SOLICITATION OF PROXIES

     The CRV is soliciting proxies from record holders of Sallie Mae Common Stock as of the Record Date to cast votes at the Special Meeting FOR the Reorganization Proposal and FOR the CRV Slate. The CRV encourages shareholders NOT to vote on the Blue proxy card that has been mailed on behalf of the "Majority Directors." Shareholders who have signed and returned the GREEN proxy card should note that returning a later dated Blue proxy card will have the effect of canceling their vote for the CRV on the GREEN proxy card.

     Any shareholder who has already voted the Majority Directors' Blue proxy card may revoke that vote at any time prior to the Special Meeting by delivering written notice of revocation or a later-dated proxy to the CRV's proxy solicitor, MacKenzie Partners, Inc., 156 Fifth Avenue, New York, New York 10010,
Telephone: (212) 929-5500 (call collect) and (800) 322-2885 (toll-free) and Fax:
(212) 929-0308, or to the Secretary of the Company at The Student Loan Marketing Association, 1050 Thomas Jefferson Street, N.W., Washington, D.C. 20007, or by voting in person at the Special Meeting.

     THE CRV RECOMMENDS THAT SHAREHOLDERS MARK, SIGN, DATE AND RETURN THE GREEN PROXY CARD TO AUTHORIZE THE CRV TO VOTE AS FOLLOWS AT THE SPECIAL MEETING:

     - to vote FOR the Reorganization Proposal; and

     - to vote FOR the CRV Slate, who will adopt the Restated Certificate of Incorporation and the Restated By-Laws and undertake to implement the business plan described in this Proxy Statement Supplement.

     The CRV encourages shareholders NOT to return the Blue proxy card provided by the "Majority Directors."

                      ITEM 1: THE REORGANIZATION PROPOSAL

The CRV unanimously recommends that shareholders approve the Reorganization Agreement by voting FOR the Reorganization Proposal. The Reorganization Agreement is identical to the form of Reorganization Agreement that the CRV proposed for shareholder approval at a Special Meeting of Shareholders that was held on May 9, 1997 and contrasts sharply with the reorganization proposal put forth by the "Majority Directors" at a May 15 shareholders meeting. Of particular importance, the vote on the Reorganization Agreement pursuant to the Reorganization Proposal provides shareholders the ability to approve privatization of Sallie Mae and to vote separately to determine who will serve on the Holding Company Board of Directors. The CRV believes that the Reorganization Proposal therefore is favorable to shareholders because, unlike the proposal that previously was supported by the "Majority Directors," the Reorganization Proposal does not serve to entrench the "Majority Directors" and to insulate the Holding Company Board from accountability to shareholders. For these and for the other reasons set forth in the Proxy Statement/Prospectus under "THE REORGANIZATION PROPOSAL -- Reasons for the Reorganization; Recommendation of Sallie Mae and the CRV," the CRV urges shareholders to vote FOR the Reorganization Proposal.

     For further information regarding the terms and effects of the Reorganization, shareholders should carefully read the Proxy
Statement/Prospectus furnished by the CRV with this Proxy Statement Supplement.

              THE CRV STRONGLY URGES SHAREHOLDERS TO VOTE FOR THE
                            REORGANIZATION PROPOSAL

                        ITEM 2: THE BOARD SLATE PROPOSAL

     The second item of business for the Special Meeting is a shareholder vote to determine who will serve as directors of the Holding Company (the "Board Slate Proposal"). Under the Letter Agreement, Sallie Mae has agreed that as soon as possible after shareholders approve the Reorganization Proposal and before the Reorganization is effected, Sallie Mae (as the sole shareholder of the Holding Company) shall appoint as directors of the Holding Company the slate of nominees receiving the highest plurality of the votes cast in person or by proxy at the Special Meeting. Pursuant to the Board Slate Proposal, shareholders may vote either for the CRV Slate or for the "Majority Director Slate."

     If the CRV Slate receives the highest plurality of the votes cast in person or by proxy at the Special Meeting, the CRV Slate will be named to the Holding Company Board of Directors and will adopt the Restated Certificate of Incorporation and the Restated By-Laws of the Holding Company (the Restated Certificate of Incorporation and the Restated By-Laws, respectively, which are set forth in Attachment B and Attachment C, respectively, to this Proxy Statement Supplement), as described in this Proxy Statement Supplement. Pursuant to the Letter Agreement, Sallie Mae has agreed that if the CRV Slate is named to the Holding Company Board of Directors, Sallie Mae will take all such actions as may be necessary to assist in adopting the Restated Certificate of Incorporation and the Restated By-Laws. In addition, the nominees comprising the CRV Slate have stated that if elected they will pursue implementation of the CRV business strategy as discussed in this Proxy Statement Supplement.

     The CRV intends to nominate the fifteen persons named in the chart on the following page to serve on the CRV Slate. Additional information regarding the CRV's business strategy, the terms of the Restated Certificate of Incorporation and the Restated By-Laws, the operation of the vote on the Board Slate Proposal, and the background and security ownership of the nominees on the CRV Slate is set forth in the following pages of this Proxy Statement Supplement. Each nominee on the CRV Slate has consented to serve as a director of the Holding Company if the CRV Slate receives the highest plurality of the votes cast in person or by proxy at the Special Meeting. EACH OF THE NOMINEES ON THE CRV SLATE HAS STATED THAT HE OR SHE WILL NOT CONSENT TO SERVE AS A DIRECTOR OF THE HOLDING COMPANY IF THE CRV SLATE DOES NOT RECEIVE A PLURALITY OF THE VOTES CAST IN PERSON OR BY PROXY AT THE SPECIAL MEETING. The CRV does not expect that any of the nominees on the CRV Slate will be unable to stand for election, but in the event that one or more vacancies in the CRV Slate arises unexpectedly, the CRV shall name to the CRV Slate a substitute nominee or nominees selected by the CRV, provided that the CRV does not intend to name as a substitute any person who is a member of the "Majority Director Slate."

                  THE CRV STRONGLY URGES SHAREHOLDERS TO VOTE
                      FOR THE CRV SLATE OF BOARD NOMINEES.

                                 THE CRV SLATE

Edward A. Fox.........................   President and CEO of Sallie Mae from its inception in
                                         1973 until 1990; Dean, Amos Tuck School of Business,
                                         Dartmouth College, 1990-1994.
A. Alexander Porter*..................   President and General Partner of Porter, Felleman
                                         Inc., an Investment Management Company; Trustee of
                                         Davidson College.
Albert L. Lord*.......................   Former Chief Operating Officer and CFO of Sallie Mae.
Ronald F. Hunt*.......................   Former EVP and General Counsel of Sallie Mae.
Wolfgang Schoellkopf..................   Former Vice Chairman and CFO of First Fidelity
                                         Bancorporation; Former EVP of Chase Manhattan Bank.
James E. Brandon*.....................   Private Investor; Previously a Political Appointee to
                                         Sallie Mae's Board.
Charles L. Daley*.....................   Director and EVP, TEB Associates, a Real Estate
                                         Finance Company.
Thomas J. Fitzpatrick.................   President and CEO, Equity One, Inc.; Former Vice
                                         Chairman, Commercial Credit Co.
Ann Torre Grant.......................   CFO, NHP Incorporated; Former Treasurer, USAir.
Benjamin J. Lambert, III*.............   Senator of the State of Virginia.
Marie V. McDemmond....................   President, Norfolk State University.
Steven L. Shapiro*....................   Chairman, Alloy, Silverstein, Shapiro, Adams, Mulford
                                         & Co.
Randolph H. Waterfield, Jr.*..........   Consultant; Former Managing Partner, Ernst & Young,
                                         Washington, D.C.
[Two Nominees to be Named]............

------------------

* Denotes current Sallie Mae director

     THE NOMINEES ON THE CRV SLATE HAVE SIGNIFICANT EXPERIENCE WITH THE COMPANY AND THE EDUCATIONAL CREDIT MARKETPLACE. THE CRV'S BUSINESS PLAN IS DESIGNED TO DEVELOP AND LEVERAGE THE COMPANY'S TRADITIONAL STRENGTHS IN THE EDUCATIONAL CREDIT MARKETPLACE AND TO REDUCE THE COMPANY'S EXCESSIVE COST STRUCTURE.

     THE NOMINEES ON THE CRV SLATE ALSO HAVE A SIGNIFICANT STAKE IN THE COMMON STOCK OF THE COMPANY, SO AS TO FURTHER ALIGN THEIR INTERESTS WITH THOSE OF SHAREHOLDERS. AS OF JUNE 6, 1997, THE MEMBERS OF THE CRV SLATE OWNED OUTRIGHT 132,856 SHARES OF COMMON STOCK. IN CONTRAST, EVEN THOUGH FIVE MEMBERS OF THE "MAJORITY DIRECTOR SLATE" HAVE BEEN GIVEN SALLIE MAE SHARES IN THEIR ROLES AS DIRECTORS FOR TEN AND, IN SOME CASES, TWENTY YEARS, AS OF JUNE 6, 1997, THE MEMBERS OF THE "MAJORITY DIRECTOR SLATE" OWNED OUTRIGHT ONLY 6,171 SHARES.

     THE CRV URGES YOU TO VOTE THE ENCLOSED GREEN PROXY CARD FOR THE CRV SLATE. THE CRV REQUESTS THAT THE ENCLOSED GREEN PROXY CARD FOR THE SPECIAL MEETING BE MARKED, SIGNED, DATED AND RETURNED AS SOON AS POSSIBLE USING THE ENCLOSED ENVELOPE. The CRV encourages shareholders NOT to vote on the Blue proxy card that has been mailed by the "Majority Directors." To make your vote on the GREEN proxy card count, DO NOT RETURN THE BLUE PROXY CARD. Returning the Blue proxy card may have the effect of canceling your vote for the CRV Slate.

                             THE CRV BUSINESS PLAN

     The CRV business plan for Sallie Mae recognizes the need for the Company to compete for assets and revenue in the rapidly changing student loan marketplace. This strategy is premised on two fundamental and related tenets: (1) the basic business of the Company provides better returns on capital than the new ventures that the "Majority Director Slate" intends to pursue outside the student loan field, and (2) privatization allows the Company to enhance and secure those returns by expanding the Company's delivery of education credit beyond the limits currently imposed by the GSE charter. The CRV intends to take advantage of the benefits of privatization by capitalizing on the scope of the Company's services and by managing the entire educational credit delivery process on a more cost-effective basis. A central objective of the CRV's business plan is to apply the Company's operating strengths to reverse the Company's trend of paying higher and higher loan acquisition costs. This strategy differs starkly from management's and the "Majority Director Slate's" plan, which lacks an affirmative strategy for lowering the loan acquisition costs that Sallie Mae currently pays commercial banking lenders, and which seeks share value growth through untried new business sidelines.

THE CURRENT STATE OF THE STUDENT LOAN BUSINESS

     Since 1992, the student loan business has undergone significant changes. First, federal legislation mandated a reduction in margins on loan originations. Second, student loan volume has increased from $12 billion per year to a projected $30 billion next year. Third, the development of the market for student loan securitizations has reduced the financing advantage of the Company's GSE status and provided large loan originators a source of liquidity that bypasses the Company. As a result, the cost of capital is nearly the same for all student loan holders and is now determined by the quality of the underlying portfolio of each holder rather than the credit status of the holder.

     Finally, consumers have increasingly emphasized quality in both servicing and origination delivery. Because schools and student borrowers demand premium service, market participants must be able to deliver efficient origination and higher quality servicing in order to compete for large volumes of quality loans. Moreover, the advent of the government's direct lending program has created another competitor for the traditional loan delivery system at the school level. The ability to service the needs of schools now determines the success of creating loan volume.

     This combination of volume growth at lower margins, equalization of financing costs for large portfolios and the demand for quality service has created a consolidation in the industry. Although there are approximately 5,300 loan originators in the market, over 90 percent of loan volume is held by the top 100 market participants. The consolidation has been led by large commercial banks, many of which have increased their commitment to the student loan business since the significant changes to the federal student loan markets in the early 1990's. Large volumes of loans are now being made by originators that do not participate in traditional secondary markets. This has lessened the supply of loans that are sold to secondary market participants and has increased the price demanded by sellers of those loans that are sold. For example, between 1993 and 1996, the average secondary market cash premium paid by the Company to banks for student loans increased from .70% to 2.10%.

     Two examples of these developments are the changes in business strategy of PNC Bank and National City Corporation, two banks whose executives currently serve on Sallie Mae's Board. Neither of these banks was a significant participant in the student loan market seven years ago, but each now is active in both the primary market and the secondary market for student loans. For example, PNC Bank recently sold a portfolio of nearly $1 billion in student loans to a market participant other than Sallie Mae and that portfolio currently is in inventory for a securitization.

SALLIE MAE'S OPERATIONS

     As a government-sponsored enterprise, Sallie Mae was chartered to promote the participation of commercial banks and other lenders in the educational loan market by providing liquidity for their student loan investments. However, even before changes in 1992, Sallie Mae recognized the value of quality service delivery and the long term value of investing in systems and staff to deliver quality service to the ultimate customer. That insight was reflected in the Company's investment in a state-of-the-art imaging technology system that has distanced the Company from all competitors in the delivery of top quality customer service to schools and students. Sallie Mae is the only truly national operation of student credit services and can deliver loans to virtually every school in the nation. Sallie Mae already provides "start-to-finish" student loan processing for many banks, encompassing everything from application processing to funds delivery to life-of-loan servicing after purchase.

     Sallie Mae's systems now produce nearly one-third of all FFELP loans. However, constrained by actual or perceived limitations under its GSE charter, and faced with increased competition in the marketplace, Sallie Mae's current management has resigned itself to an undisciplined "offer any price" policy for loan acquisitions. Sallie Mae now incurs significant, and generally unreimbursed, costs in providing origination services to banks. The Company then pays premium prices to acquire loans from those and other "bank customers." As a result, Sallie Mae's loan acquisition costs have skyrocketed in recent years:

                       SALLIE MAE LOAN ACQUISITION COSTS*

                     MEASUREMENT PERIOD
                   (FISCAL YEAR COVERED)            AVERAGE COST OF ACQUISITION
1991                                                               .98
1992                                                              1.70
1993                                                              1.76
1994                                                              2.90
1995                                                              2.48
1996                                                              2.80
1997 YEAR TO DATE                                                 2.87

         * Total acquisition costs/loans purchased

        [Bar chart depicting average cost of loan acquisition for each period.]

THE CRV'S BUSINESS STRATEGIES

     The CRV believes that Sallie Mae is in the enviable position of being able to grow both margins and volume. The student loan business is growing at a healthy rate and the prospects for continued growth are positive. The Company's servicing and loan delivery operation is without peer among its competitors and the cost of de novo entry into this business is tremendously high. Sallie Mae has the capital to invest further in its delivery system and to extend its lead over its competitors over the next five years. The CRV's business strategy is to take advantage of this market position and create value for the owners of the Company through a singular focus on decreasing loan acquisition costs and increasing utilization of the Company's assets.

     Following the Reorganization, the Company will not be statutorily confined to the secondary market. Its unsurpassed origination processing and servicing capabilities, which currently produce one-third of all FFELP loans, will no longer be relegated to "back room" support for banks and other lenders. Thus, privatization will allow the Company to fully capitalize on its significant investment in further building its relationships and reputation on college campuses. In this new environment, the CRV's business objective will be to work with existing bank customers, develop new collaborations with lenders and directly enter select markets, all so that the Company may improve yields, establish a predictable and sustainable flow of assets and increase the level of its income derived from its servicing and securitization activities.

     In addition, Sallie Mae's existing non-core operations can be streamlined to bring more value to the Company's shareholders. The CRV believes that Sallie Mae's current cost structure is such that the CRV's strategy can be successfully accomplished while reducing costs.

     Sallie Mae's current chief executive, Larry Hough, and the "Majority Director Slate" have characterized the CRV's business strategy as a wholesale drive to abandon the Company's existing operations and participate in the student loan market only as an originator and servicer of loans. Mr. Hough and the "Majority Director Slate" have suggested that the CRV's business plan will lead to "cannibalization" and have raised the specter of a monolithic banking industry boycotting the Company if the CRV ventures away from the Company's historic mode of operation.

     The CRV believes that Mr. Hough and the "Majority Director Slate" have purposefully misconstrued the nature of the CRV's business plan and that this propaganda does not reflect existing realities in the marketplace. The CRV has not initiated a plan to compete against the banking industry in the student loan marketplace. Instead, the CRV has addressed that fact that, in today's student loan market, many banks compete directly against Sallie Mae or by-pass Sallie Mae in favor of the securitization markets. Other banks have taken advantage of the competitive secondary market and statutory restrictions on Sallie Mae's business to obtain greatly increased premiums for loans sold to Sallie Mae.

     Moreover, banks that participate in the student loan market are familiar with competition. Most banks face competition in the student loan market from other banks at each school where they lend, and in cases where Sallie Mae provides origination processing services to one or more preferred providers at a school, the banks already effectively compete against Sallie Mae. The CRV's business plan addresses these dynamics head-on and, with the benefits of privatization, accommodates a full range of responses so that the Company can work to create shareholder value on a market-by-market basis.

     Instead of addressing these critical issues, Mr. Hough and the "Majority Director Slate" have called the CRV's business plan "reckless," the same label they previously applied to the CRV's proposals to increase the pace of securitizations, dramatically increase share repurchases and sharply cut overhead expenses. Over the past two years, however, the Company has implemented each of these CRV initiatives and thereafter shareholders have prospered.

     If the CRV Slate receives the highest plurality of votes at the Special Meeting, it will pursue the following seven business strategies:

        1. RESTORE LEADERSHIP TO SALLIE MAE. The CRV Slate provides shareholders' a full slate of 15 quality nominees and a management team with significant and successful Sallie Mae experience. The CRV's value-oriented, proven leadership will change the corporate personality and reinstall a "can do" attitude at all levels of Sallie Mae management. The CRV Slate, which includes eight current Sallie Mae directors and which is supported by Sallie Mae's Controller and Treasurer, will restore stability to the Company's management ranks. In contrast, the "Majority Director Slate" includes only five current Sallie Mae directors who have been unable to guide the Company through privatization, have been unable to assemble a full slate of director nominees, and have now admitted that Larry Hough, Sallie Mae's chief executive officer, is not capable of running the Company after privatization. Notwithstanding the foregoing, the Majority Director Slate has committed itself to continue Mr. Hough's business policies and has pledged to hire a yet-to-be-named chief executive who will continue those policies.

        2. A SINGULAR FOCUS ON THE BASIC BUSINESS -- STUDENT LOAN
           ACQUISITIONS. The student loan business is our principal business expertise. It is growing rapidly and is now a $30 billion annual market. The CRV will end costly on-going experiments in new businesses. Any capital the CRV cannot employ in the student loan business will be returned to the shareholders immediately. The CRV will consider a tender offer for shares as soon as possible after the Reorganization is approved.

        3. SIGNIFICANTLY REDUCE LOAN ACQUISITION COSTS BY LEVERAGING THE COMPANY'S EXISTING LOAN ORIGINATION CAPABILITIES IN STRATEGICALLY TARGETED MARKETS. Once the Company is free of the constraints imposed by Sallie Mae's GSE status, the Company will be in a unique position to establish a more predictable asset flow at costs that are lower than Sallie Mae is currently paying. As an actual or potential competitor of bank-originators and a provider of high-quality partnering opportunities, the Company will be in a better bargaining position to negotiate contractual terms with its 900 bank "customer-competitors." In addition, the Company will be in a position to expand operations -- either collaboratively or independently -- in markets where Sallie Mae currently has no or only a limited market share. The CRV will structure all such collaborative ventures to balance fairly the compensation between the parties. The CRV believes that these policies will cut the Company's loan acquisition costs by fifty percent over the next three fiscal years.

        4. ESTABLISH THIRD-PARTY SERVICING OPERATION. The CRV intends to utilize the Company's servicing operations to increase revenue and to position the Company for future loan acquisitions. Sallie Mae's servicing centers are recognized as "best in class", but operate at only half their capacity. This has resulted not only from the tremendous efficiencies created by ServCo management's far-sighted investments in systems and people, but also from the underperformance of the Company's secondary market loan acquisition program. The CRV will actively seek to contract with carefully selected student lenders, including the direct loan program, to service their loans. ServCo today has capacity to service approximately 6 million additional loan accounts. The CRV estimates that there currently is demand in the marketplace for servicing at least 2 million loan accounts. The CRV believes that, properly marketed, new servicing relationships can lead to increased loan acquisitions.

        5. CUT OPERATING COSTS. The CRV believes it can eliminate immediately $15 million of "professional" fees. The many redundant operational and staff functions between headquarters and ServCo will be consolidated, principally at ServCo, to save at least $15 million annually. New business experiments that lose money or have no growth prospects will be terminated. The 800 headquarters positions each cost approximately $100,000 annually. The CRV believes that at least 200 of these positions can be eliminated or reassigned with a savings of $20 million.

        6. IMPROVE POLITICAL AND INDUSTRY RELATIONSHIPS. A recent Washington Post article noted that the "Majority Directors' " regime is "notorious for lacking the political acumen" of other GSEs. During the time that the Majority Directors and current management have controlled the Company, Congress adopted a tax that applies only to the Company and a complaint was filed with the Federal Election Commission regarding the Company's lobbying activities. The CRV will lower Sallie Mae's political profile and end active electioneering and other provocative political activities, and instead will forge a productive working relationship with the government. For example, the CRV will propose several taxpayer cost-cutting ideas to the government for its consideration in the current Reauthorization process.

        7. COMPENSATE MANAGEMENT AND THE BOARD FOR MEETING TOUGH PERFORMANCE TARGETS WITH EQUITY-LINKED COMPENSATION. The Board will receive all compensation in equity or equity-linked compensation. Management will be compensated for achieving "tough" performance targets and will receive most of its non-salary compensation in stock or other equity-linked compensation. The CRV will implement a company-wide option program that vests when the stock price trades at $150, $200 and $250 per share. The CRV will establish a performance-based compensation program that is tied to the following targets for the period through December 31, 2002:

                       - 20% annual EPS growth

                       - 10% net income growth

                       - 1% annual market share growth

                       - 10% annual margin improvement

                       - $50 million overhead reduction.

     The CRV believes that the foregoing seven strategies can be achieved with a fully committed and single-minded devotion to the student loan business. Sallie Mae is in a proven growth business with a 25-year track record. It should be operated by value-oriented leaders. The CRV believes that shareholders own Sallie Mae because they want to invest in the growing student loan business. Because the CRV Slate believes in the Company's prospects and in the CRV's business plan, the nominees on the CRV Slate are heavily invested in Sallie Mae's stock and, if elected, intend to receive only equity-based compensation for their service as directors. The CRV pledges to give the Company and its shareholders a motivated management and Board leadership that can best deliver these results.

     For the reasons discussed below, the CRV believes that voting in favor of the "Majority Director Slate" will result in the Company pursuing an unfocused business plan and being insulated from full accountability to shareholders.

     1. THE "MAJORITY DIRECTOR SLATE" HAS FAILED TO SET FORTH A CLEAR BUSINESS PLAN TO ADDRESS EXISTING OPERATIONAL ISSUES AND LEVERAGE THE BENEFITS OF PRIVATIZATION. The "Majority Director Slate" is committed to continuing the business policies that have been developed by Sallie Mae's outgoing chief executive and by commercial bankers who have divided loyalties because of their own companies' participation in the student loan market. Their business plan contains no concrete proposal for controlling the Company's loan acquisition costs, relies heavily on untested new ventures to generate earnings and ignores the market-driven funding advantages of prompt securitizations. The CRV believes that the "Majority Director Slate's" blind adherence to "business as usual" policies in the face of rapidly changing market conditions make the earnings goals of the "Majority Director Slate" unobtainable.

     2. THE "MAJORITY DIRECTOR SLATE" INCLUDES DIRECTORS EMPLOYED BY COMPANIES THAT COMPETE WITH THE SALLIE MAE. The affiliations of Holding Company directors need to be carefully evaluated so that Sallie Mae's shareholders' interests in the student loan business take precedence over the student loan activities of the banks managed by the "Majority Directors." For example, Mr. David Daberko is the Chairman of National City Bank in Cleveland, Ohio, a major competitor of Sallie Mae and the holder of approximately $2 billion of FSELP loans. Additionally, the "Majority Directors" proposed chairman, David Vitale, has been on the Sallie Mae Board for twenty years; but his bank (previously First Chicago, now National Bank of Detroit) has not sold loans to the Company, even though it profits from sales of its loans to Sallie Mae's competitors. The CRV believes that the presence of individuals on the Holding Company Board whose banks engage in the student loan business conflicts with the Company's need to expand its activities and respond to increased competition.

     3. THE "MAJORITY DIRECTORS" HAVE DEMONSTRATED LITTLE REGARD FOR SHAREHOLDERS. The CRV has steadfastly championed corporate governance policies that Institutional Shareholders Services, an independent shareholder voting advisory organization, called "a model of corporate governance." In the version of the Proxy Statement/Prospectus originally filed with the SEC, the "Majority Directors" stated that they believed that the governance provisions contained in their original privatization proposal, which provided for a staggered Board, contained supermajority voting provisions to protect the Board and did not permit directors to be removed without cause, provided "a proper balance of the interests of all shareholders." Institutional Shareholder Services and Company shareholders called those terms objectionable. Confronted with continued shareholder criticism, the Majority Director Slate has on two occasions revised the governance provisions that they advocate. The CRV believes that the "Majority Directors" views as to the "proper" way to treat shareholders, combined with their belated amendments to the Holding Company's governance provisions, demonstrate that the "Majority Directors" have an arrogant disregard for the views of shareholders.

     4. THE "MAJORITY DIRECTORS" HOLD A MINIMAL STAKE IN THE FUTURE OF SALLIE MAE. Share ownership of the five incumbent Sallie Mae directors (four bankers and William Arceneaux) named to serve on the "Majority Directors Slate" totals only 6,171 shares, many of which were given to them by Sallie Mae during their combined 60-year tenure on the Board. The CRV believes that this negligible share ownership level indicates a lack of commitment to and lack of belief in the prospects of Sallie Mae.

                   THE CRV'S CORPORATE GOVERNANCE PROVISIONS

     Two of the long-term benefits of privatization are the ability to promote democratic corporate governance for the Holding Company and the ability to enhance shareholder rights. Throughout the debate over the privatization process, the eight members of the CRV who currently serve on the Sallie Mae Board have advocated charter and by-law provisions that Institutional Shareholders Services, an independent shareholder voting advisory organization, has called "a model of corporate governance." These provisions are set forth in the Restated Certificate of Incorporation and Restated By-Laws, attached to this Proxy Statement Supplement as Attachments B and C, respectively. If elected, the CRV Slate will implement these provisions for the Holding Company.

     In contrast, the "Majority Directors" advocated a litany of management and board entrenchment and anti-shareholder provisions for the Holding Company's Certificate of Incorporation and By-Laws. In the face of widespread criticism of their initial proposals, the "Majority Directors" on March 21, 1997 revised several aspects of their proposed Holding Company Certificate of Incorporation to conform with the positions advocated by the CRV. But the March revisions by the "Majority Directors" removed only three of the many objectionable entrenchment and anti-shareholder provisions from the Holding Company's Certificate of Incorporation and By-Laws. In connection with the vote on the Board Slate Proposal, the "Majority Directors" for a second time have sought to mollify shareholders by embracing several changes to their Holding Company's Certificate of Incorporation and By-Laws. Even now, the "Majority Director Slate" has not accepted all of the corporate governance policies proposed by the CRV over six months ago.

     The CRV believes that good corporate governance is demonstrated by a commitment to solid principles of shareholder democracy, not by hastily endorsed positions that are adopted when viewed as expedient. The CRV continues to adhere to the principles that it originally advocated. Although the CRV is pleased that the "Majority Directors Slate" has concurred as to the advisability of many of the provisions originally proposed by the CRV, shareholders should know that the "Majority Directors Slate" has changed its position on these important issues several times during the debates over privatization. The following chart compares key corporate governance provisions that the CRV Slate will implement through the Restated Certificate of Incorporation and the Restated By-Laws with provisions that have been supported by the "Majority Directors." Each entry in the chart is explained on the pages following the chart. The Restated Certificate of Incorporation and the Restated By-Laws are set forth in Attachments B and C to this Proxy Statement Supplement and are incorporated herein by this reference.

     As a result of the Reorganization, holders of Sallie Mae Common Stock, whose rights are presently governed by the Sallie Mae Charter and federal common law and by the Sallie Mae By-Laws (which were last extensively reviewed by the "Majority Directors" in 1995) will become stockholders of the Holding Company, a Delaware corporation. A comparison of the corporate governance provisions currently applicable under Sallie Mae's Charter and By-Laws to those under the Restated Certificate of Incorporation and Restated By-Laws is set forth in Attachment A to this Proxy Statement Supplement.

                HOLDING COMPANY CORPORATE GOVERNANCE COMPARISON

---------------------------------------------------------------------------------------------------
                                CRV SLATE POSITION             "MAJORITY DIRECTORS' " POSITION

---------------------------------------------------------------------------------------------------
 ELECTION OF DIRECTORS:  Annual election of all directors  Originally supported classified board
                         beginning in 1997                 and no separate vote on initial Holding
                                                           Company Board; has now agreed to annual
                                                           election of all directors beginning in
                                                           1997
---------------------------------------------------------------------------------------------------
 VOTING FOR DIRECTORS:   Cumulative voting for directors   Rejected cumulative voting for the
                                                           Special Meeting and for future elections
                                                           of directors
---------------------------------------------------------------------------------------------------
 INDEPENDENCE OF         Excludes executives of            Permits large student loan originator to
   DIRECTORS:            competitors                       serve as Chairman of the Board and
                                                           allows competitors to serve on the Board
---------------------------------------------------------------------------------------------------
 SHAREHOLDER ACTION BY   Allowed                           Prohibited
   WRITTEN CONSENT:
---------------------------------------------------------------------------------------------------
 ANTI-TAKEOVER LAW:      Company not subject to Delaware   Company subject to Delaware
                         anti-takeover statute (DGCL sec.  anti-takeover statute (DGCL sec. 203)
                         203)
---------------------------------------------------------------------------------------------------
 BOARD SIZE AND          Shareholder vote required to      Board of Directors has discretion to
   VACANCIES:            change Board size and to fill     change size and appoint new directors
                         vacancies
---------------------------------------------------------------------------------------------------
 AMENDMENTS TO CHARTER   Shareholder-rights preserved      Originally imposed supermajority
   AND BY-LAWS:                                            provisions to protect the Board and gave
                                                           Board ability to repeal
                                                           shareholder-rights provisions
---------------------------------------------------------------------------------------------------
 SPECIAL MEETING:        One-third of shareholders, which  Originally authorized the Board to amend
                         provision may not be amended or   or eliminate shareholders' right to call
                         eliminated by the Board of        a special meeting; has now adopted CRV
                         Directors                         Slate position
---------------------------------------------------------------------------------------------------
 POISON PILL:            Requires authorization by a       Originally freely permitted; has now
                         shareholder vote                  adopted CRV Slate position
---------------------------------------------------------------------------------------------------
 GREENMAIL:              Prohibited by Certificate of      Originally authorized; has now adopted
                         Incorporation                     CRV Slate position
---------------------------------------------------------------------------------------------------

     1. THE CRV HAS CONSISTENTLY WORKED TO ENSURE THAT SHAREHOLDERS HAVE THE OPPORTUNITY TO VOTE ON THE COMPOSITION OF THE HOLDING COMPANY'S BOARD.

     The CRV believes that shareholders, as owners of the Company, should always choose who they want to run their Company. Allowing this choice at the Holding Company's inception is consistent with fair, democratic corporate governance principles, and will ensure that shareholders are provided with leadership that they, not the Company's management or long-term entrenched directors, believe is best suited to lead the Company into the challenges of the private sector.

     The "Majority Directors" originally endorsed a classified Board for the Holding Company, and proposed a "cram-down" plan of reorganization that required shareholders who wished to vote for the Reorganization to accept, without a separate vote, the directors chosen by the "Majority Directors." After the cram-down proposal was defeated by shareholders, the "Majority Directors" accepted the CRV's position that the Board Slate Proposal should be put before shareholders to allow a separate vote on the composition of the Holding Company's Board.

     2. THE CRV SUPPORTS CUMULATIVE VOTING FOR DIRECTORS.

     The CRV believes that cumulative voting for directors promotes the presentation of differing views of shareholders and true accountability by directors. See "OPERATION OF THE BOARD SLATE PROPOSAL." As discussed below, the CRV proposed to the "Majority Directors" that an election of directors occur at the Special Meeting through cumulative voting. The "Majority Directors" rejected the CRV's cumulative voting proposal with respect to the Special Meeting, and do not provide for cumulative voting in future elections of Holding Company directors. Under the Restated Certificate of Incorporation and the Restated By-Laws, future Board elections would be conducted through a cumulative voting process.

     3. THE CRV WILL PROHIBIT COMPETITORS FROM SERVING ON THE COMPANY'S BOARD.

     To avoid conflicts, the Restated By-Laws prohibit the nomination of director candidates who are employed by competitors. The "Majority Directors Slate," which includes four senior banking executives, would allow directors with competing business interests to control the Holding Company's Board and have named the chief executive from a large student loan originator as their candidate to serve as chairman of the Holding Company's Board.

     4. THE CRV WILL PERMIT SHAREHOLDERS TO ACT BY WRITTEN CONSENT.

     The CRV believes that the ability of shareholders to act by written consent provides an important means for shareholders to participate in corporate decisionmaking. The Restated Certificate of Incorporation therefore allows shareholders to act by written consent. The governance provisions backed by the "Majority Directors" do not allow shareholders to act by written consent.

     5. THE CRV WILL OPT OUT OF DELAWARE'S ANTI-TAKEOVER PROVISION.

     The "Majority Directors" propose to have the Holding Company governed by Delaware's elective "Business Combination Statute," contained in Section 203 of the Delaware General Corporation Law (the "DGCL"). If a publicly-held Delaware company elects to be governed by the Business Combination Statute, such statute generally prohibits that company from engaging in a "business combination" with an "interested shareholder" for a period of three years after the date of the transaction in which the person became an interested shareholder, unless (i) prior to the date of the business combination, the transaction is approved by the board of directors of the company; (ii) upon consummation of the transaction which resulted in the shareholder becoming an interested shareholder, the shareholder owns at least 85% of the outstanding stock; or (iii) on or after such date the business combination is approved by the board of directors and by the affirmative vote of at least 66 2/3 percent of the outstanding voting stock which is not owned by the "interested shareholder." A "business transaction" includes mergers, asset sales and other transactions resulting in a financial benefit to the shareholder. An "interested shareholder" is a person who, together with affiliates and associates, owns (or within three years, did own) 15 percent or more of the company's voting stock. The Business Combination Statute expressly provides that a company's shareholders may, by a vote of a majority of the outstanding shares, adopt an amendment to the By-Laws or Certificate of Incorporation electing not to be governed by the Business Combination Statute. Such amendment would become effective twelve months after adoption and would not be subject to amendment by the company's board of directors and would not apply to a business combination with a person who became an interested shareholder prior to the adoption of such amendment.

     The Restated Certificate of Incorporation provides that the Holding Company will not be subject to the Business Combination Statute. The CRV believes that the Business Combination Statute discourages offers to acquire the Company's shares by, among other things, creating obstacles to second-stage mergers in which successful offerors acquire the remainder of the Company's shares. The CRV further believes that the provisions in the Business Combination Statute establishing hurdles for a second-stage merger which is opposed by a majority of the minority shareholders are otherwise adequately addressed under Delaware law because the law requires that a second-stage merger with a controlling shareholder must satisfy the "entire fairness" test. This test requires the courts to conduct a comprehensive review of the fairness of such a transaction. In addition, the CRV notes that it is common practice for acquirors to satisfy this standard by conditioning a second-stage merger on approval by a majority of the minority shareholders.

     6. THE CRV WILL PERMIT ONLY SHAREHOLDERS TO CHANGE THE SIZE OF THE BOARD.

     The CRV believes that shareholders should in all cases decide who comprises the Holding Company's Board of Directors. The Restated Certificate of Incorporation provides that any action to increase or decrease the size of the Holding Company's Board of Directors requires shareholder approval, and any vacancy on the Board of Directors, regardless of whether resulting from death, resignation, retirement, disqualification, removal from office or otherwise, can be filled only by shareholders.

     The "Majority Director Slate" would permit any vacancy on the Board of Directors, regardless of whether created by a director ceasing to serve on the Board or by the Board of Directors expanding the size of the Board, to be filled by a vote of the Holding Company's Board of Directors. The "Majority Director Slate" would allow shareholders to vote on new directors only if the Holding Company Board decides to call a shareholders meeting for that purpose.

     7. THE CRV WILL PROTECT IMPORTANT SHAREHOLDER RIGHTS FROM BOARD AMENDMENT.

     The CRV believes that fundamental shareholder-rights provisions should be beyond the discretion of the Holding Company's Board of Directors to amend and instead should be amended or repealed only with shareholder approval. Important shareholder-rights provisions set forth in the Restated Certificate of Incorporation or the Restated By-Laws can be amended only by a shareholder vote. The "Majority Director Slate" originally supported entrenchment provisions that would have required a supermajority shareholder vote to repeal provisions that insulated directors from accountability to shareholders. In addition, provisions protecting shareholders were set forth in By-Laws, and therefore could be amended or repealed by the Holding Company's Board of Directors without shareholder approval.

     8. THE CRV WILL PROTECT THE RIGHT OF SHAREHOLDERS TO CALL SPECIAL MEETINGS.

     The CRV believes that the Board of Directors should not be able to amend the By-Laws to deny shareholders the right to call a special meeting. Two days before Sallie Mae's 1995 annual meeting, at which CRV members were elected to Sallie Mae's Board of Directors following a contested election of directors, the "Majority Directors" secretly voted to amend Sallie Mae's By-Laws to eliminate shareholders' right to call a special meeting. Therefore, the Restated By-Laws provide that the Board of Directors cannot eliminate shareholders' right to call a special meeting. The "Majority Directors" originally provided shareholders' right to call a special meeting in the Company's By-Laws where such right could be amended or repealed at the "Majority Directors"' whim.

     9. THE CRV WILL ENSURE THAT SHAREHOLDERS PARTICIPATE IN ANY DECISION TO IMPLEMENT A POISON PILL.

     The CRV believes that a "poison pill" -- a defensive tactic used by a company to make its shares or financial condition less attractive to a potential acquiror by providing shareholders preferred stock purchase rights that in certain circumstances permit shareholders to purchase a large amount of the company's shares at a below-market price -- can be used to shareholders' disadvantage. For example, it can be used to resist an acquisition proposal that is supported by shareholders. The CRV has therefore consistently endorsed a provision to require that any poison pill be subject to shareholder approval or be redeemable by shareholders. After rejecting the CRV's proposal on several occasions, the "Majority Directors" have finally endorsed the CRV's provision restricting poison pills.

     10. THE CRV WILL PROHIBIT GREENMAIL UNLESS APPROVED BY SHAREHOLDERS.

     The CRV believes that "greenmail" payments entrench management and are detrimental to shareholders. Moreover, in certain circumstances, such payments may lead to unfavorable tax consequences. Thus, the Restated Certificate of Incorporation prohibits such payments unless approved by the affirmative vote of not less than a majority of the shares. Because the abuse of greenmail is that the premium payments are not offered to all similarly situated shareholders, the CRV Slate would provide that payments made in tender offers to all shareholders or in odd-lot tender offers are not deemed to be "greenmail payments." Although the

"Majority Directors" have endorsed the CRV's anti-greenmail provision, they originally implemented it through a by-law provision which they would have had the right to repeal in their discretion.

                     OPERATION OF THE BOARD SLATE PROPOSAL

     Pursuant to the Letter Agreement, the size of the Holding Company Board of Directors has been established as fifteen (15). During the negotiations between the CRV and Sallie Mae over the terms of the Letter Agreement, the Sallie Mae directors who negotiated the Letter Agreement on behalf of the "Majority Directors" proposed that the vote on the Board Slate Proposal be conducted as a "winner take all" vote. The "Majority Directors" subsequently modified their proposal to state that, if the slate that received a plurality of the votes at the Special Meeting consisted of less than 15 persons, the other slate would be able to name from among its nominees who consented to serve as minority directors, if any, the persons who would fill the vacancies on the Holding Company Board. The CRV countered this proposal and instead proposed that the Holding Company Board be selected through a cumulative voting process. The CRV proposed cumulative voting because it is widely recognized as an effective means to ensure that shareholders' views receive proportional representation on the board of directors. The "Majority Directors" rejected the CRV's proposal that Holding Company directors be named pursuant to a cumulative voting process and instead reiterated their modified "winner takes all" proposal, which the CRV accepted in order to finalize the Letter Agreement.

     The "Majority Directors" have nominated a ten-person slate to serve on the Holding Company's 15 member Board of Directors. EACH OF THE NOMINEES ON THE CRV SLATE HAS STATED THAT HE OR SHE WILL NOT CONSENT TO SERVE AS A DIRECTOR OF THE HOLDING COMPANY IF THE CRV SLATE DOES NOT RECEIVE A PLURALITY OF THE VOTES CAST IN PERSON OR BY PROXY AT THE SPECIAL MEETING. Accordingly, if the "Majority Director Slate" receives the highest plurality of the votes at the Special Meeting, five vacancies will exist on the Holding Company Board of Directors.

     The members of the CRV Slate have concluded that it would be inconsistent with their commitment to shareholders and their business strategy to serve on a Holding Company Board controlled by the individuals named to lead the "Majority Director Slate." Among the reasons that the nominees on the CRV Slate have stated that they will not consent to serve as minority members on the Holding Company Board of Directors are the following:

          a. The CRV believes that an inherent conflict of interest exists when the Holding Company Board of Directors is controlled by persons who are or who were nominated by senior executives at banks that have business interests that compete with the Company's operations in the student loan business.

          b. The CRV believes, based on the "Majority Directors" actions over the past two years and recent public statements by David Vitale, a member of the "Majority Director Slate," that the "Majority Directors" have pledged to pursue the business strategy developed by Larry Hough and will not give due consideration to the business plan advocated by the CRV. The CRV is particularly concerned that the "Majority Directors" continue to endorse Mr. Hough's business plan even though the "Majority Directors" have stated that they do not believe that Mr. Hough is capable of running the Company following the Reorganization and have secured from Mr. Hough a commitment to resign as Chief Executive Officer of the Company at some unspecified date in the future.

          c. The fact that, one year ago, in connection with Sallie Mae's 1996 annual meeting of shareholders, the CRV Directors entered into an agreement with the "Majority Directors" regarding the future conduct of Board affairs, and that the "Majority Directors" subsequently failed to honor most of the provisions set forth in such agreement.

     The CRV Slate consists of 15 persons. Accordingly, if the CRV Slate receives a plurality of the votes cast in person or by proxy at the Special Meeting, there will not be any vacancies on the Holding Company Board of Directors. During the course of negotiating the Letter Agreement, the CRV invited Dr. William Arceneaux, who presently serves as chairman of the Sallie Mae Board of Directors, to serve as a director nominee on the CRV Slate. On June 9, 1997, Dr. Arceneaux formally declined the CRV's offer that he consent to be named as a director nominee on the CRV Slate. Previously, Dr. Arceneaux also declined a CRV offer that he and two nominees to be named by him serve as members of the CRV Slate.

                  INFORMATION REGARDING THE CRV SLATE NOMINEES

     The CRV intends to nominate the persons named below to the CRV Slate. Each CRV Nominee has consented to serve as a director of the Holding Company if the CRV Slate receives the highest plurality of votes in person or by proxy at the Special Meeting. The CRV does not expect that any of the nominees on the CRV Slate will be unable to stand for election, but in the event that one or more vacancies in the CRV Slate arises unexpectedly, a substitute nominee or nominees will be named to the CRV Slate by the CRV, and shares of Common Stock represented by the accompanying GREEN proxy card will be voted for the CRV Slate as reconstituted.

     The Nominees listed below have furnished the following information concerning their principal occupations and certain other matters:

                                 THE CRV SLATE

                                                          DESCRIPTION OF BUSINESS OR
     NAME AND BUSINESS ADDRESS        AGE                PRESENT PRINCIPAL OCCUPATION
-----------------------------------   ---    ----------------------------------------------------
James E. Brandon*..................   70     Attorney and Certified Public Accountant. Mr.
Amarillo, TX                                 Brandon is President and director of the following
                                             private companies: National Cattle Co., Inc.,
                                             Automated Electronics Corp., Kirby Royalties, Inc.,
                                             and El Paso Venezuela Company, each an oil and gas
                                             company; Oldham Ranches, Inc., Grain Properties,
                                             Inc., and Park-Princess, Inc., each a real estate
                                             investment company. Mr. Brandon is a Trustee of
                                             Eureka College in Illinois, serving a six-year term
                                             that commenced in 1993. He also served as a Trustee
                                             of Eureka College from 1985 to 1991. Mr. Brandon
                                             served as director of the Company, by appointment of
                                             the President of the United States, from 1982
                                             through 1991.
Charles L. Daley*..................   64     Director, Executive Vice President and Secretary of
Voorhees, NJ                                 TEB Associates, Inc., a real estate finance company,
                                             since 1992. Mr. Daley was Executive Vice President
                                             and Chief Operating Officer of First Peoples
                                             Financial Corporation, a bank holding company, from
                                             1987 to 1992 and Executive Vice President and Chief
                                             Operating Officer of First Peoples Bank of New
                                             Jersey, a state-chartered commercial bank, from 1984
                                             to 1992.
Thomas J. Fitzpatrick..............   48     Founder, President and Chief Executive Officer of
Medford, NJ                                  Equity One, Inc., a one billion dollar consumer
                                             lending company, since 1990. Mr. Fitzpatrick was
                                             Vice Chairman of Commercial Credit Co. from 1988
                                             until 1989. From 1983 until 1988, he was President
                                             and Chief Operating Officer of Manufacturers Hanover
                                             Consumer Services, where he had been employed since
                                             1979. Mr. Fitzpatrick currently serves on the board
                                             of directors of BanPonce Financial Corporation.

                                                          DESCRIPTION OF BUSINESS OR
     NAME AND BUSINESS ADDRESS        AGE                PRESENT PRINCIPAL OCCUPATION
-----------------------------------   ---    ----------------------------------------------------
Edward A. Fox......................   60     Mr. Fox retired from the Company in 1990 after
Harborside, ME                               serving as its President and Chief Executive Officer
                                             since its inception in 1973. From 1990 until 1994,
                                             he was the Dean of the Amos Tuck School of Business
                                             Administration at Dartmouth College. Mr. Fox is a
                                             director of Delphi Financial Group, Construction
                                             Loan Insurance Corporation ("Connie Lee"), Greenwich
                                             Capital Management and New England Life Insurance
                                             Co., and is Chairman of the Board of Commerce
                                             Security Bancorp. In 1997, the Governor of Maine
                                             appointed Mr. Fox to a three-year term on the New
                                             England Board of Higher Education.
Ann Torre Grant....................   39     Executive Vice President, Chief Financial Officer
Vienna, VA                                   and Treasurer of NHP Incorporated, a broad-based
                                             national real estate services firm that is the
                                             nation's second largest multi-family property
                                             manager and fourth largest commercial lender, since
                                             February 1995. Ms. Grant was Vice President and
                                             Treasurer of US Airways from 1991 until 1995, and
                                             held other finance positions at US Airways from 1988
                                             until 1991. She is currently an independent director
                                             of Franklin Mutual Series, a $22 billion family of
                                             mutual funds.
Ronald F. Hunt*....................   53     Attorney in New Bern, North Carolina, where he has
New Bern, NC                                 resided since 1990. Mr. Hunt retired from the
                                             Company in 1990 after serving in a number of
                                             executive positions there, beginning in 1973. He was
                                             appointed General Counsel of the Company in 1979 and
                                             Executive Vice President in 1983. Since 1987 he has
                                             served as Corporate Secretary of the Construction
                                             Loan Insurance Corporation ("Connie Lee") and as
                                             Director and Corporate Secretary of Connie Lee
                                             Insurance Company, a municipal bond insurer wholly
                                             owned by the Construction Loan Insurance
                                             Corporation, and of Connie Lee Management Services
                                             Corporation. From 1993 until 1995, Mr. Hunt was
                                             Chairman of the Board of Directors of the National
                                             Student Loan Clearinghouse, a not-for-profit
                                             corporation that provides loan status verification
                                             for participants in the FFELP.
Benjamin Joseph Lambert, III*......   60     Senator of the State of Virginia since 1987. As a
Richmond, VA                                 Senator, Dr. Lambert has focused on education issues
                                             and is Chairman of the Senate's Higher Education
                                             Subcommittee. Dr. Lambert has also been
                                             self-employed as an optometrist since 1962. Dr.
                                             Lambert is a director of the following companies:
                                             Consolidated Bank & Trust Company (since 1989);
                                             Virginia Power (since 1992); and Dominion Resources
                                             (since 1994). Dr. Lambert is also Secretary of the
                                             Board of Trustees of Virginia Union University,
                                             where he has served as a Trustee for over 15 years.

                                                          DESCRIPTION OF BUSINESS OR
     NAME AND BUSINESS ADDRESS        AGE                PRESENT PRINCIPAL OCCUPATION
-----------------------------------   ---    ----------------------------------------------------
Albert L. Lord*....................   51     President and principal shareholder of LCL Ltd., a
Washington, D.C.                             Washington D.C. firm that provides consulting
                                             services in investment and financial services. Mr.
                                             Lord served in executive positions at the Company
                                             from October 1981 until January 1994. Mr. Lord
                                             served as the Executive Vice President and Chief
                                             Operating Officer of the Company from 1990 to 1994,
                                             and Executive Vice President and Chief Financial
                                             Officer of the Company from 1986 to 1990. Mr. Lord
                                             also serves as a director of First Alliance
                                             Corporation, Irvine, CA, and Princeton Bank,
                                             Princeton, MN.
Marie V. McDemmond.................   51     President of Norfolk State University since June
Norfolk, VA                                  1997. From December 1988 to June 1997, Dr. McDemmond
                                             served Florida Atlantic University in various
                                             capacities, most recently as Vice President for
                                             Finance and Chief Fiscal Officer. Prior to 1988, Dr.
                                             McDemmond was an Assistant Professor of Education at
                                             the University of New Orleans, President of
                                             McDemmond and Associates, an education finance
                                             consulting firm, and held financial management
                                             positions at Emory University, Atlanta University
                                             and University of Massachusetts. She is also a
                                             frequent author and lecturer on women and minority
                                             issues and financial management of colleges and
                                             universities.
A. Alexander Porter*...............   58     Co-Founder and President of Porter, Felleman Inc.,
New York, NY                                 an investment management company, since 1983, and
                                             General Partner of Amici Associates, L.P. since 1976
                                             and of the Collectors' Fund since 1984. Amici and
                                             the Collectors' Fund are investment partnerships in
                                             which Mr. Porter has investment discretion to buy
                                             and sell securities. Mr. Porter has been a trustee
                                             of Davidson College in North Carolina since 1992; a
                                             governor of the New York Athletic Club since 1991; a
                                             Founder and Director of Distribution Technology,
                                             Inc., a privately held company, since 1968; and a
                                             trustee of The John Simon Guggenheim Memorial
                                             Foundation, since 1997.
Wolfgang Schoellkopf...............   64     Vice President and Chief Financial Officer of First
New York, NY                                 Financial Bancorporation from 1990 until 1996. After
                                             teaching economics at Cornell University and
                                             Princeton University, Mr. Schoellkopf held various
                                             positions at Chase Manhattan Bank from 1963 until
                                             1988, most recently as Executive Vice President and
                                             Treasurer. From 1988 until 1990, he was Executive
                                             Vice President of Shearson Lehman Hutton. Mr.
                                             Schoellkopf currently serves on the boards of
                                             directors of Great Lakes Reinsurance Corporation and
                                             Inner-City Scholarship Fund.

                                                          DESCRIPTION OF BUSINESS OR
     NAME AND BUSINESS ADDRESS        AGE                PRESENT PRINCIPAL OCCUPATION
-----------------------------------   ---    ----------------------------------------------------
Steven L. Shapiro*.................   56     Certified Public Accountant and Personal Financial
Cherry Hill, NJ                              Specialist. Mr. Shapiro is Chairman of Alloy,
                                             Silverstein, Shapiro, Adams, Mulford & Co., an
                                             accounting firm, where he has been employed since
                                             1960, and has served on its board of directors since
                                             1966. Mr. Shapiro has been a member of the executive
                                             advisory council of Rutgers University since 1992,
                                             and is a federal key person of the American
                                             Institute of Certified Public Accountants. Mr.
                                             Shapiro also serves on the boards of the following
                                             companies: Carnegie Bancorp, a Princeton, New Jersey
                                             bank (since 1992); the Casino Reinvestment
                                             Development Authority (since 1992); and the West
                                             Jersey Hospital Foundation (since 1993). He was
                                             director of First Peoples Financial Corp. from 1990
                                             to 1992 and Vice Chairman of the Board of Jefferson
                                             Bank of New Jersey from 1988 to 1990.
Randolph Hearst Waterfield*........   65     Certified public accountant and self-employed
Barnegat Light, NJ                           accounting consultant since 1990. Prior to 1990, Mr.
                                             Waterfield was with Ernst & Young for 40 years,
                                             during which time he served as the audit partner
                                             with a number of major clients, including the
                                             Company, and was the East Region Director of
                                             Accounting and auditing and managing partner of
                                             Ernst & Young's Washington, D.C. office. Mr.
                                             Waterfield has been a Trustee of Drexel University
                                             since 1981.
[Two Nominees to be Named]

------------------
* Denotes current Director of Sallie Mae.

     The nominees on the CRV Slate will not receive any compensation from the CRV for their services as directors of the Holding Company. Members of the CRV who are directors of Sallie Mae are under certain circumstances indemnified under the Company's By-Laws in any proceeding involving them by reason of the fact that they are directors of the Company, if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the Company. Certain members of the CRV have agreed to indemnify certain of the nominees on the CRV Slate who are not directors of Sallie Mae against any costs, expenses and other liabilities associated with their nomination and the Special Meeting. Pursuant to the Letter Agreement, the CRV and the Company have agreed not to initiate or authorize any action, claim or other litigation relating to the Reorganization or the solicitation of proxies in respect thereof against the other party unless such action does not seek monetary relief or recovery.

     If the CRV Slate is named to the Holding Company Board, the CRV Slate intends to establish a directors' compensation program that consists entirely of equity-based compensation such as stock options.

     Certain information as to the beneficial ownership of Sallie Mae Common Stock by the nominees on the CRV Slate is set forth in Schedule I to this Proxy Statement Supplement. None of the nominees on the CRV Slate is adverse to the Company or any of its subsidiaries in any material pending legal proceedings, other than ordinary routine litigation incidental to the business to which the Company or any of its subsidiaries is a party or of which any of their property is subject.

     The fifteen nominees who receive a plurality of the votes at the Special Meeting will be named by Sallie Mae to constitute the Holding Company's Board of Directors and will serve as directors of the Holding Company until their successors are elected at the 1998 annual meeting of the Holding Company's shareholders.

                THE CRV STRONGLY URGES SHAREHOLDERS TO VOTE FOR
                      THE CRV SLATE AT THE SPECIAL MEETING

                          VOTING AND PROXY PROCEDURES

     The accompanying GREEN proxy card will be voted in accordance with the shareholder's instructions on such GREEN proxy card. Any unrevoked proxies granted to the CRV will be voted in accordance with the directions given in such proxies at the Special Meeting. See "INFORMATION REGARDING THE SPECIAL MEETING" in this Proxy Statement Supplement and in the Proxy Statement/Prospectus for additional information regarding voting at the Special Meeting.

     For purposes of the Reorganization Proposal and the Board Slate Proposal, each share of Sallie Mae Common Stock shall be entitled to one vote.

     It is not expected that any matter other than the votes on the Reorganization Proposal and the Board Slate Proposal will be brought before the Special Meeting. If, however, any other matters are properly presented at the Special Meeting, including, among other things, consideration of a motion to adjourn the Special Meeting to another time or place, the persons named in the enclosed form of proxy and acting thereunder will have discretion to vote on such matters in accordance with their best judgment. Under the Letter Agreement, the CRV and Sallie Mae have agreed not to adjourn the Special Meeting to a later date, except by mutual agreement. Unless voted or revoked in the manner provided below, any such proxy will expire twelve months from the date executed.

     FOR THE PROXY SOLICITED HEREBY TO BE VOTED, THE ENCLOSED GREEN PROXY CARD MUST BE MARKED, SIGNED, DATED AND RETURNED, USING THE ENCLOSED ENVELOPE, IN TIME
TO BE VOTED AT THE SPECIAL MEETING (SCHEDULED FOR JULY      , 1997). Execution
of a GREEN proxy card will not affect your rights to attend the Special Meeting and vote in person. Any proxy may be revoked at any time prior to the Special Meeting by delivering written notice of revocation or a later-dated proxy to MacKenzie Partners, Inc., 156 Fifth Avenue, New York, New York 10010, Telephone:
(212) 929-5500 (call collect) and (800) 322-2885 (toll-free) and Fax: (212)
929-0308, or to the Secretary of the Company at The Student Loan Marketing Association, 1050 Thomas Jefferson Street, N.W., Washington, D.C. 20007, or by voting in person at the Special Meeting. ONLY YOUR PROXY WITH THE LATEST DATE PRIOR TO THE MEETING DATE WILL COUNT AT THE SPECIAL MEETING. YOU ARE ENCOURAGED TO MANUALLY DATE YOUR PROXY CARD EVEN IF IT HAS A DATE STAMPED ON IT.

     Only holders of Sallie Mae Common Stock of record at the close of business on the Special Meeting Record Date, June 6, 1997, are entitled to vote at the Special Meeting and any adjournment thereof. HOLDERS OF SALLIE MAE COMMON STOCK AT THE CLOSE OF BUSINESS ON THE SPECIAL MEETING RECORD DATE ARE URGED TO SUBMIT A GREEN PROXY CARD EVEN IF THEY HAVE SOLD SOME OR ALL OF THEIR SHARES AFTER THE SPECIAL MEETING RECORD DATE. If your shares are registered in more than one name, the GREEN proxy card must be signed by all such persons to ensure that all of your shares of Sallie Mae Common Stock are voted FOR the Reorganization Proposal and FOR the CRV Slate. If your shares are held in the name of a brokerage firm, bank or other nominee, only it can vote those shares. Accordingly, please contact the person responsible for your account and instruct him or her as to how your shares are to be voted.

     According to the Company, 52,663,133 shares of Sallie Mae Common Stock were outstanding and eligible to vote as of the Special Meeting Record Date, June 6, 1997.

      INFORMATION CONCERNING THE COMMITTEE TO RESTORE VALUE AT SALLIE MAE

     The CRV includes Sallie Mae shareholders and current directors of Sallie Mae who believe that the Company's current management has offered a self-serving, shareholder-unfriendly plan of reorganization, and who believe that a plan of reorganization can and should preserve shareholder rights and democratic corporate governance while helping the Company to achieve better results for students, colleges and shareholders alike. The CRV currently consists of the following persons: James E. Brandon, Charles L. Daley, Edward A. Fox, Ann Torre Grant, Ronald F. Hunt, Benjamin J. Lambert, III, Albert L. Lord,
A. Alexander Porter, Jr., Marie

V. McDemmond, Wolfgang Schoellkopf, Steven L. Shapiro, and Randolph Hearst Waterfield -- which individuals are the nominees on the CRV Slate -- and Michael
W. Arthur, J. Paul Carey, Robert R. Levine, Mark G. Overend, Guido E. van der Ven and LCL Ltd., a Washington, D.C. firm that provides consulting services in investment and financial matters, of which Mr. Lord is the President and principal shareholder, and Messrs. Arthur, Carey, and van der Ven are associated. The CRV's address is 1317 F Street, N.W., Suite 202, Washington, D.C., 20004, and its telephone number is (202) 879-2060.

     As of the Record Date, the nominees on the CRV Slate owned outright an aggregate of 132,856 shares of Sallie Mae Common Stock and members of the CRV
had the right to vote        shares, constituting less than one percent of the
total votes eligible to be cast at the Management Special Meeting.

     With the exception of Messrs. Arthur, Carey, Levine, Overend and van der Ven and LCL Ltd., each member of the CRV is a CRV Nominee. Additional information regarding the nominees on the CRV Slate is set forth above under the heading "THE BOARD SLATE PROPOSAL." Additional information regarding beneficial ownership of shares of Sallie Mae Common Stock by members of the CRV is set forth in Schedule 1.

                               VOTING YOUR SHARES

     WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING, WE URGE YOU TO VOTE FOR THE REORGANIZATION PROPOSAL AND FOR THE CRV SLATE BY SO INDICATING ON THE ENCLOSED GREEN PROXY CARD AND IMMEDIATELY MAILING IT IN THE ENCLOSED ENVELOPE. YOU MAY DO THIS EVEN IF YOU HAVE ALREADY SENT IN A BLUE PROXY CARD SOLICITED BY THE "MAJORITY DIRECTORS". ONLY YOUR LATEST-DATED PROXY IS COUNTED. EXECUTION AND DELIVERY OF A PROXY BY A RECORD HOLDER OF SALLIE MAE COMMON STOCK WILL BE PRESUMED TO BE A PROXY WITH RESPECT TO ALL SHARES OF SALLIE MAE COMMON STOCK HELD BY SUCH RECORD HOLDER UNLESS THE PROXY SPECIFIES OTHERWISE.

           YOUR VOTE IS IMPORTANT! PLEASE MARK, SIGN, DATE AND RETURN
                      THE ENCLOSED GREEN PROXY CARD TODAY.

     THE CRV ENCOURAGES SHAREHOLDERS NOT TO VOTE ON THE BLUE PROXY CARD THAT HAS BEEN MAILED BY THE MAJORITY DIRECTOR SLATE. TO ENSURE THAT YOUR VOTE ON THE GREEN PROXY CARD COUNTS, DO NOT RETURN THE BLUE PROXY CARD.

 IF YOU HAVE ALREADY SENT A BLUE PROXY CARD TO THE COMPANY, YOU MAY REVOKE THAT PROXY AND VOTE FOR THE CRV PROPOSALS BY MARKING, SIGNING, DATING AND RETURNING
                         THE ENCLOSED GREEN PROXY CARD

                                   SCHEDULE I

               BENEFICIAL OWNERSHIP OF SALLIE MAE COMMON STOCK BY
                         THE CRV SLATE AND CRV MEMBERS

     The following table gives information on the beneficial ownership of Sallie Mae Common Stock by the members of the CRV Slate and by the other members of the CRV at June 6, 1997, unless otherwise indicated:

                                                             AMOUNT AND NATURE OF BENEFICIAL OWNERSHIP
                                                            -------------------------------------------
                                                                        CREDITED TO
                                                                        BENEFIT PLAN    MAY BE ACQUIRED
                   CRV SLATE NOMINEES                       OWNED(1)     ACCOUNT(2)     WITHIN 60 DAYS
---------------------------------------------------------   --------    ------------    ---------------
James E. Brandon.........................................     1,625           849            4,000
Charles L. Daley.........................................     4,850           244            4,000
Edward A. Fox............................................    54,000             0                0
Thomas J. Fitzpatrick....................................       200             0                0
Ann Torre Grant..........................................       400             0                0
Ronald F. Hunt...........................................     5,881         1,043            1,000
Benjamin J. Lambert, III.................................       350           443            1,000
Albert L. Lord...........................................    39,450           474            1,000
Marie V. McDemmond.......................................         0             0                0
A. Alexander Porter......................................    23,500           244            4,000
Wolfgang Schoellkopf.....................................         0             0                0
Steven L. Shapiro........................................     1,550           655            4,000
Randolph Hearst Waterfield...............................       550           575            4,000
[Two Nominees To Be Named]
Total of CRV Slate Nominees

                    OTHER CRV MEMBERS
---------------------------------------------------------
Michael W. Arthur........................................       100             0            3,000
J. Paul Carey............................................     3,568             0            6,000
Robert R. Levine.........................................     6,365             0                0
Mark G. Overend..........................................     5,978             0                0
Guido E. van der Ven.....................................       500             0            1,000
Total of CRV

---------------
(1) Consists of shares held, directly or indirectly, by the individual or a related party, including restricted shares.

(2) Consists of shares credited under the Company's Directors' Deferred Compensation Plan, the Supplemented Employees' Thrift and Savings Plan, and the Deferred Compensation Plan for Key Employees.

                                                                    ATTACHMENT A

      CORPORATE GOVERNANCE PROVISIONS TO BE IMPLEMENTED BY THE CRV SLATE:
                       COMPARISON WITH SALLIE MAE CHARTER

     The following compares key corporate governance provisions of the Restated Certificate of Incorporation and the Restated By-Laws with those of Sallie Mae's Charter and By-Laws.

1.  Purpose

     Under the Sallie Mae Charter, Sallie Mae's corporate purposes generally are to be a private corporation financed by private capital and serving as a secondary market and warehousing facility for student loans, including insured loans, to provide liquidity for student loan investments in order to facilitate secured transactions involving student loans, to assure nationwide the establishment of adequate loan insurance programs for students, and to provide for an additional program of loan insurance to be covered by agreements with The Secretary of Education.

     Under the Restated Certificate of Incorporation, the Holding Company's purpose is to engage in any lawful activity, as is typical of ordinary, state-chartered, for-profit corporations.

2.  Capitalization

     Under the Sallie Mae Charter, the maximum number of shares of voting common stock that Sallie Mae may issue and have outstanding at any one time shall be fixed by the Sallie Mae Board from time to time, and Sallie Mae is authorized to issue nonvoting preferred stock having such par value as may be fixed by the Sallie Mae Board from time to time. Sallie Mae currently is authorized to issue up to 250,000,000 shares of the Sallie Mae Common Stock, and up to 5,000,000 shares of the preferred stock.

     Under the Delaware General Corporation Law ("DGCL"), the amount of capital stock must be set forth in the certificate of incorporation and may not be altered without the consent of the stockholders. Under the Restated Certificate of Incorporation, the Holding Company is authorized to issue, without further action by shareholders, up to 250,000,000 shares of Holding Company Common Stock, and up to 20,000,000 shares of Holding Company Preferred Stock.

3.  Special Meetings of Shareholders

     The Sallie Mae By-Laws provide that a special meeting of stockholders may be called by either the Chairman or a majority of the directors and shall be called by the Chairman upon the written request of holders of at least one-third of the outstanding Sallie Mae Common Stock.

     Under the Restated By-Laws, a special meeting of stockholders shall be called by the Secretary upon the direction of either the Chairman or the President of the Holding Company, if the President of the Holding Company is a member of the Holding Company Board, or upon the written request of either a majority of the Holding Company Board or the holders of one-third of the then outstanding capital stock entitled to vote at an election of directors. Under the Restated Certificate of Incorporation, the Board of Directors of the Holding Company would not have the authority to repeal the right of the shareholders to call a special meeting.

4.  Action by Written Consent of Shareholders

     The Sallie Mae By-Laws do not permit shareholders to take action by written consent and require that all shareholders' actions be taken pursuant to an annual meeting or a special meeting.

     The Restated Certificate of Incorporation would allow any action required to be taken at any annual or special meeting of shareholders, or any action that may be taken at any annual or special meeting of shareholders, to be taken without a meeting, without prior notice and without a vote. In order for action to be so taken, a consent or consents in writing, setting forth the action so taken, shall be signed by holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted and shall be delivered to the Corporation by delivery to its registered office, its principal place of business or an officer or director of the Corporation having custody of the book in which proceedings of meetings of members are recorded.

5.  Number of Directors

     The Sallie Mae Charter provides for a Board of Directors consisting of 21 members, seven of whom are Presidential appointees and 14 of whom are elected by holders of Sallie Mae Common Stock. The President of the United States (the "President") also has authority to designate the Chairman of the Board.

     The Restated Certificate of Incorporation would provide that the Holding Company Board of Directors consists of fifteen members, and that any action to increase or decrease the size of the Holding Company's Board of Directors would require shareholder approval.

6.  Affiliation and Independence of Directors

     Under the Sallie Mae Charter, shareholder-elected directors must be affiliated with certain financial or educational institutions.

     Under the Restated Certificate of Incorporation and the Restated By-Laws, Holding Company directors would not be required to be affiliated with financial or educational institutions. Under the Restated By-Laws, no person who is an employee of a firm that directly competes against the Company or one of its affiliates shall be nominated to serve as a director. Under the Restated By-Laws, a majority of the Board of Directors of the Holding Company, a majority of the Executive Committee of the Board of Directors and the entirety of certain committees of the Board of Directors must be comprised of "independent" directors. For these purposes, a director would not be deemed "independent" if he or she (a) is or has been employed by the Corporation or one of its affiliates in an executive capacity; (b) is an employee or owner of a firm that is one of the Corporation's or its affiliate's paid advisers or consultants; (c) is employed by a significant customer or supplier; (d) has a personal services contract with the Corporation or one of its affiliates; (e) is employed by a foundation or university that receives significant grants or endowments from the Corporation or one of its affiliates; (f) is a relative of an executive of the Corporation or one of its affiliates; or (g) is part of an interlocking directorate in which an executive officer of the Corporation serves on the board of another corporation that employs the director.

7.  Term of Office of Directors

     Under the Sallie Mae Charter, directors appointed by the President serve at the pleasure of the President and until their successors have been appointed and qualified. Elected members of the Sallie Mae Board of Directors are elected for a term ending on the date of the next annual meeting and serve until their successors have been elected and qualified.

     Prior to the Reorganization, Sallie Mae, as the sole stockholder of the Holding Company, will cause the initial Holding Company Board to be composed of those consenting nominees who receive the highest plurality of votes at the Special Meeting pursuant to the Board Slate Proposal. Thereafter, the Restated Certificate of Incorporation would provide that the Holding Company stockholders will elect all of the members of the Holding Company Board at each annual meeting beginning with the 1998 Annual Meeting.

8.  Cumulative Voting

     The Sallie Mae Charter provides for cumulative voting in the election of directors. Under cumulative voting, each share of stock entitled to vote in an election of directors has the number of votes equal to the number of directors to be elected. A shareholder may cast all of his or her votes for a single candidate or may allocate them among as many candidates as the shareholder may choose.

     The Restated Certificate of Incorporation also provides for cumulative voting in the election of directors.

9.  Removal of Directors

     Pursuant to Sallie Mae's By-Laws, Sallie Mae directors may be removed only for cause by vote of two-thirds of the directors remaining in office, provided that at least a majority of the shareholder-elected directors consent to such removal.

     Under the Restated Certificate of Incorporation, a director may be removed by the affirmative vote of the holders of a majority of the Holding Company's then outstanding stock entitled to vote at an election of directors. In the event that less than the entire Board of Directors is to be removed, no director may be removed without cause if the votes cast against his/her removal would be sufficient to elect him/her if then cumulatively voted.

10.  Vacancies on the Board of Directors

     The Sallie Mae Charter provides that any appointive seat on the Sallie Mae Board that becomes vacant shall be filled by appointment of the President, and any elective seat on the Board that becomes vacant after the annual election of the directors shall be filled by the Board, but only for the unexpired portion of the term.

     Under the Restated Certificate of Incorporation, any vacancy on the Board of Directors, regardless of whether resulting from death, resignation, retirement, disqualification, removal from office or otherwise, would be filled only by vote of shareholders.

11.  Meetings of the Board

     The Sallie Mae Charter provides that the Sallie Mae Board shall meet at the call of its Chairman, but at least semiannually. The Sallie Mae Board determines the general policies that govern the operations of Sallie Mae.

     The Restated By-Laws provide that the Holding Company Board shall have regular meetings as may be determined from time to time by the Holding Company Board. Special Meetings of the Holding Company Board shall be called by the Secretary upon the direction of the Chairman or the President, if the President is a member of the Holding Company Board, or upon the written request of a majority of the entire Holding Company Board of Directors. The Holding Company Board shall determine the general policies that shall govern the operations of the Holding Company.

12.  Dividends

     Under the Sallie Mae Charter, subject to rights of holders of Sallie Mae preferred stock, dividends may be declared on shares of Sallie Mae Common Stock by the Sallie Mae Board to the extent that net income is earned and realized and the specified statutory capital ratio is satisfied.

     Under the DGCL, dividends are generally payable out of surplus or, if there is no surplus, out of net profits for the fiscal year in which the dividend is paid and the prior year.

13.  Limitations on Director Liability

     Under the Sallie Mae By-Laws, directors, officers, and members of the Directors' Advisory Council of Sallie Mae shall not be personally liable to Sallie Mae or to shareholders for monetary damages for breach of fiduciary duty acting in their respective official capacities, provided, however, that such limitation of liability shall not apply to (a) any breach of the party's duty of loyalty to Sallie Mae or its shareholders, (b) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, or
(c) any transaction from which the party derived an improper personal benefit.

     The Restated Certificate of Incorporation and Restated By-Laws would contain certain provisions limiting the liability of Holding Company directors to the extent permitted under Delaware law. Under Delaware law, a corporation may include in its certificate of incorporation a provision eliminating or limiting the liability of a director to the company or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that such provision may not eliminate or limit the liability of a director: (i) for any breach of the director's duty of loyalty to the corporation or its stockholders;
(ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) for certain acts concerning unlawful payment of dividends or stock purchases or redemptions under Section 174 of the DGCL; or (iv) for any transaction from which a director derived an improper personal benefit.

14.  Indemnification

     Sallie Mae's By-Laws generally provide that directors, officers and employees of Sallie Mae shall be indemnified to the extent permitted by the DGCL.

     The Restated By-Laws provide for indemnification of the Holding Company's officers and directors to the fullest extent permitted under Delaware law. Under Delaware law, a corporation is permitted to indemnify its officers, directors and certain others against any liability incurred in any civil, criminal, administrative or investigative proceeding if such individuals acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the company, and, with respect to any criminal proceeding, had no reasonable cause to believe their conduct was unlawful. In addition, under Delaware law, to the extent that a director, officer, employee or agent of a company has been successful on the merits or otherwise in defense of any proceeding referred to above or in defense of any claim, issue or matter therein, he or she must be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him or her in connection therewith.

15.  Amendment of Charter

     The Sallie Mae Charter is contained in a federal statute and may be amended only by act of Congress. Sallie Mae stockholders have no right to amend or otherwise direct the provisions of the Sallie Mae Charter.

     Under the Restated Certificate of Incorporation, an amendment to the Holding Company Charter must be authorized by the Holding Company Board and generally requires the approval of holders of the majority of all outstanding shares entitled to vote thereon at a meeting of shareholders. Certain specified amendments affecting the right of holders of a class of securities, however, must also be approved by the majority of all outstanding shares of such class entitled to vote thereon, even though they ordinarily would not have voting rights.

16.  Amendment of By-Laws

     The Sallie Mae By-Laws may be amended, consistent with the Sallie Mae Charter, by the majority vote of the Sallie Mae Board. Sallie Mae shareholders do not have authority to amend the Sallie Mae By-Laws.

     Under the DGCL, subject to the stockholders' right to amend the bylaws, directors can amend the bylaws only if such right is expressly conferred upon the directors in the company's certificate of incorporation. Subject to certain exceptions for important shareholder-rights provisions, the Restated Certificate of Incorporation would expressly provide that directors shall have concurrent power with the stockholders to make, alter, amend, change, add to or repeal the By-Laws of the Holding Company.

17.  Anti-Takeover Laws

     The authority of the President to appoint one-third of the Sallie Mae Board (particularly given the cumulative voting provisions contained in the Sallie Mae Charter) and to designate the Chairman of the Sallie Mae Board, as well as the authority of the federal government to amend the Sallie Mae Charter, could have a deterrent effect on a potential acquirer. In addition, because certain amendments to the Federal Deposit Insurance Act and the Federal Credit Union Act prohibit depository institutions from being affiliates of government-sponsored enterprises, such institutions are prohibited from being affiliates of Sallie Mae.

     Under the Restated Certificate of Incorporation, the Holding Company's Certificate of Incorporation would be amended to elect not to be governed by Delaware's elective "Business Combination Statute" contained in Section 203 of the DGCL. If a publicly-held Delaware company elects to be governed by the Business Combination Statute, such statute generally prohibits that company from engaging in a "business combination" with an "interested shareholder" for a period of three years after the date of the transaction in which the person became an interested shareholder, unless: (i) prior to the date of the business combination, the transaction is approved by the board of directors of the company; (ii) upon consummation of the transaction which resulted in the shareholder becoming an interested shareholder, the shareholder owns at least 85% of the outstanding stock; or (iii) on or after such date the business combination is approved by the board of directors and by the affirmative vote of at least 66 2/3 percent of the outstanding voting stock which is not owned by the "interested shareholder." A "business transaction" includes mergers, asset sales and other transactions resulting in a financial benefit to the shareholder. An "interested shareholder" is a person who, together with affiliates and associates, owns (or within three years, did own) 15 percent or more of the company's voting stock. The Business Combination Statute expressly provides that a company's shareholders may, by a vote of a majority of the outstanding shares, adopt an amendment to the Bylaws or Certificate of Incorporation electing not to be governed by the Business Combination Statute. Such amendment would become effective twelve months after adoption and would not be subject to amendment by the company's board of directors and would not apply to a business combination with a person who became an interested shareholder prior to the adoption of such amendment.

18.  "Greenmail" Payments

     The Sallie Mae governing documents do not include any provisions with respect to "greenmail" payments.

     The Restated Certificate of Incorporation would prohibit greenmail payments unless approved by the affirmative vote of not less than a majority of the shares. Because the abuse of greenmail is that the premium payments are not offered to all similarly situated shareholders, under the Restated Certificate of Incorporation payments made in tender offers to all shareholders or in odd-lot tender offers are not deemed to be "greenmail" payments.

19.  "Poison Pills"

     The Sallie Mae Charter and By-Laws do not include any provisions restricting the utilization of "poison pills." Given the nature of Sallie Mae and its Charter, however, it is highly unlikely that Sallie Mae would be the target of a take-over attempt, and thus "poison pills" are not likely to be relevant to Sallie Mae.

     Under the Restated Certificate of Incorporation, any "poison pill" is subject to shareholder approval or may be redeemed by shareholders.

20.  Dissenters' Rights

     The Sallie Mae Charter does not provide for any dissenters' rights.

     Under Delaware law, stockholders are entitled to demand appraisal of their shares in the case of mergers or consolidations, except where (i) they are stockholders of the surviving company and the merger did not require their approval under the DGCL or (ii) the company shares are either listed on a national securities exchange or NASDAQ or held of record by more than 2,000 stockholders. Appraisal rights are available in either (i) or (ii) above, however, if the stockholders are required by the terms of the merger or consolidation to accept any consideration other than (a) stock of the company surviving or resulting from the merger or consolidation, (b) shares of stock of another company which are either listed on a national securities exchange or held of record by more than 2,000 stockholders, (c) cash in lieu of fractional shares or (d) any combination of the foregoing. Appraisal rights are not available in the case of a sale, lease, exchange or other disposition by a company of all or substantially all of its property and assets, nor in the case of a merger of a parent corporation and one or more of its subsidiaries when the parent corporation owns at least 90% of the outstanding shares of each class of stock of all such subsidiaries.

21.  Exemptions from Certain Laws

     Under the Sallie Mae Charter, Sallie Mae is exempt from all state and local taxes, other than taxes on real property. Sallie Mae also is exempt from certain state and federal securities laws and from state registration requirements to do business in a particular jurisdiction. After the Reorganization, Sallie Mae would continue to have such exemptions. Sallie Mae currently undertakes to provide to its shareholders substantially all information that would otherwise be required to be provided under federal securities laws.

     The Holding Company and its other subsidiaries would not receive the benefit of any such exemptions. Consequently, all operations conducted by the Holding Company and its subsidiaries other than Sallie Mae would be subject to state and local tax liabilities. In addition, in connection with the proposed Reorganization, shares of Holding Company Common Stock have been registered under the Securities Act of 1933, as amended. Following the Reorganization, the Holding Company will issue and file all periodic reports required under federal and state securities laws, including the Securities Exchange Act of 1934, as amended, and will be subject to rules governing proxy solicitations.

                                                                    ATTACHMENT B

                     RESTATED CERTIFICATE OF INCORPORATION
                                       OF
                            SLM HOLDING CORPORATION

     FIRST: The name of the Corporation is SLM Holding Corporation (hereinafter the "Corporation").

     SECOND: The address of the registered office of the Corporation in the State of Delaware is 1209 Orange Street, in the City of Wilmington, County of New Castle. The name of its registered agent at that address is The Corporation Trust Company.

     THIRD: The purpose of the Corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of the State of Delaware as set forth in Title 8 of the Delaware Code (the "DGCL").

     FOURTH: The total number of shares of stock which the Corporation shall have authority to issue is 270,000,000 shares of capital stock, consisting of
(i) 250,000,000 shares of common stock, par value $.20 per share (the "Common Stock"), and (ii) 20,000,000 shares of preferred stock (the "Preferred Stock").

          a. COMMON STOCK. The powers, preferences and rights, and the qualifications, limitations and restrictions, of the Common Stock are as follows:

             (1) Voting. Except as otherwise expressly required by law or provided in this Certificate of Incorporation, and subject to any voting rights provided to holders of Preferred Stock at any time outstanding, at each annual or special meeting of stockholders, each holder of record of shares of Common Stock on the relevant record date shall be entitled to cast one vote in person or by proxy for each share of the Common Stock standing in such holder's name on the stock transfer records of the Corporation; provided, however, that at all elections of directors of the Corporation, each holder of record of shares of Common Stock on the relevant record date shall be entitled to cast as many votes, in person or by proxy, which (except for this provision) such holder would be entitled to cast for the election of directors with respect to its shares of stock multiplied by the number of directors to be elected at such election, and that such holder may cast all such votes for a single director or may distribute them among the number to be voted for, or for any two or more of them as such holder sees fit.

             (2) Dividends. Subject to the rights of the holders of Preferred Stock, and subject to any other provisions of this Certificate of Incorporation, as it may be amended from time to time, holders of shares of Common Stock shall be entitled to receive such dividends and other distributions in cash, stock or property of the Corporation when, as and if declared thereon by the Board of Directors from time to time out of assets or funds of the Corporation legally available therefor.

             (3) Liquidation, Dissolution, etc. In the event of any liquidation, dissolution or winding up (either voluntary or involuntary) of the Corporation, the holders of shares of Common Stock shall be entitled to receive the assets and funds of the Corporation available for distribution after payments to creditors and to the holders of any Preferred Stock of the Corporation that may at the time be outstanding, in proportion to the number of shares held by them.

             (4) No Preemptive or Subscription Rights. No holder of shares of Common Stock shall be entitled to preemptive or subscription rights.

          b. PREFERRED STOCK. The Board of Directors is hereby expressly authorized to provide for the issuance of all or any shares of the Preferred Stock in one or more classes or series, and to fix for each such class or series such voting powers, full or limited, or no voting powers, and such designations, preferences and relative, participating, optional or other special rights and such qualifications, limitations or restrictions thereof, as shall be stated and expressed in the resolution or resolutions adopted by the Board of Directors providing for the issuance of such class or series, including, without limitation, the authority to provide that any such class or series may be (i) subject to redemption at such time or times and at such price or prices; (ii) entitled to receive dividends (which may be cumulative or non-cumulative) at such rates, on such conditions, and at such times, and payable in preference to, or in such relation to, the dividends payable on any other class or classes or any other series; (iii) entitled to such rights upon the dissolution of, or upon any distribution of the assets of, the Corporation; or (iv) convertible into, or exchangeable for, shares of any other class or classes of stock, or of any other series of the same or any other class or classes of stock, of the Corporation at such price or prices or at such rates of exchange and with such adjustments; all as may be stated in such resolution or resolutions.

          c. POWER TO SELL AND PURCHASE SHARES. Subject to the requirements of applicable law, the Corporation shall have the power to issue and sell all or any part of any shares of any class of stock herein or hereafter authorized to such persons, and for such consideration, as the Board of Directors shall from time to time, in its discretion, determine, whether or not greater consideration could be received upon the issue or sale of the same number of shares of another class, and as otherwise permitted by law. Unless approved by the affirmative vote of not less than a majority of the voting power of the shares of capital stock of the Corporation then entitled to vote at an election of directors, the Corporation shall not take any action that would result in the acquisition by the Corporation, directly or indirectly, from any person or "group" (as defined in Section 13(d) of the Securities Exchange Act of 1934) of five percent or more of the shares of Common Stock issued and outstanding, at a price in excess of the prevailing market price of such Common Stock, other than pursuant to a tender offer made to all stockholders or to all stockholders owning less than 100 shares of Common Stock.

          d. LIMITATION ON STOCKHOLDER RIGHTS PLAN. Notwithstanding any other powers set forth in this Certificate of Incorporation, the Board of Directors shall not adopt a stockholders "rights plan" (which for this purpose shall mean any arrangement pursuant to which, directly or indirectly, Common Stock or Preferred Stock purchase rights may be distributed to stockholders that provide all stockholders, other than persons who meet certain criteria specified in the arrangement, the right to purchase the Common Stock or Preferred Stock at less than the prevailing market price of the Common Stock or Preferred Stock), unless (i) such rights plan is ratified by the affirmative vote of a majority of the voting power of the shares of capital stock of the Corporation then entitled to vote at an election of directors at the next meeting (annual or special) of stockholders; (ii) by its terms, such rights plan expires within thirty-seven (37) months from the date of its adoption, unless extended by the affirmative vote of a majority of the voting power of the shares of capital stock of the Corporation then entitled to vote at an election of directors; and (iii) at any time the rights issued thereunder will be redeemed by the Corporation upon the affirmative vote of a majority of the voting power of the shares of capital stock of the Corporation then entitled to vote at an election of directors.

     FIFTH: The name and mailing address of the Sole Incorporator is as follows:

        NAME                         ADDRESS
--------------------     --------------------------------
Timothy G. Greene        1050 Thomas Jefferson St., N.W.
                         Washington, D.C. 20007

     SIXTH: The following provisions are inserted for the management of the business and the conduct of the affairs of the Corporation, and for further definition, limitation and regulation of the powers of the Corporation and of its directors and stockholders:

          a. The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors.

          b. The directors shall have concurrent power with the stockholders to make, alter, amend, change, add to or repeal the By-Laws of the Corporation.

        c.  (1) (i) The number of directors of the Corporation shall be fifteen
           (15). The number of directors of the Corporation shall be changed only by the affirmative vote of not less than a majority of the voting power of the shares of capital stock of the Corporation then entitled to vote at an election of directors. Election of directors need not be by written ballot unless the By-Laws so provide.

                  (ii) Directors may be removed with or without cause by a vote of the holders of shares entitled to vote at an election of directors at a duly called meeting of such holders, provided that no director shall be removed for cause except by the affirmative vote of not less than a majority of the voting power of the shares then entitled to vote at an election of directors, and provided further that if less than the entire board of directors is to be removed, no director may be removed without cause if the votes cast against his removal would be sufficient to elect him if then cumulatively voted at an election of the entire board of directors.

                  (iii) Notwithstanding the foregoing, whenever the holders of any one or more classes or series of Preferred Stock issued by the Corporation shall have the right, voting separately by class or series, to elect directors at an annual or special meeting of stockholders, the election, term of office, filling of vacancies and other features of such directorships shall be governed by the terms of this Certificate of Incorporation applicable thereto.

             (2) A director shall hold office until the succeeding annual meeting (or special meeting in lieu thereof) and until his or her successor shall be elected and shall qualify, subject, however, to prior death, resignation, retirement, disqualification or removal from office.

             (3) Any vacancy on the Board of Directors, regardless of whether resulting from death, resignation, retirement, disqualification, removal from office or otherwise, may be filled only by stockholders of the Corporation.

          d. No director shall be personally liable to the Corporation or any of its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) pursuant to Section 174 of the DGCL or (iv) for any transaction from which the director derived an improper personal benefit. Any repeal or modification of this Article SIXTH by the stockholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification with respect to acts or omissions occurring prior to such repeal or modification.

          e. In addition to the powers and authority hereinbefore or by statute expressly conferred upon them, the directors are hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation, subject, nevertheless, to the provisions of the DGCL, this Certificate of Incorporation, and any By-Laws adopted by the stockholders; provided, however, that no such action by the Board of Directors, unless approved by a majority of the voting shares of capital stock of the Corporation then entitled to vote at an election of directors, shall amend, alter, change or repeal the right of stockholders as provided for in the By-Laws to call a special meeting of stockholders; and provided further that no By-Laws hereafter adopted by the stockholders shall invalidate any prior act of the directors which would have been valid if such By-Laws had not been adopted.

     SEVENTH: Meetings of stockholders may be held within or without the State of Delaware, as the By-Laws may provide. The books of the Corporation may be kept (subject to any provision contained in the DGCL) outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the By-Laws of the Corporation.

     EIGHTH: Any action required to be taken at any annual or special meeting of stockholders, or any action which may be taken at any annual or special meeting of stockholders, may be taken without a meeting, without prior notice, and without a vote, if a consent or consents in writing, setting forth the action so taken, shall be signed by holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted and shall be delivered to the Corporation by delivery to its registered office, its principal place of business or an officer or director of the Corporation having custody of the book in which proceedings of meetings of members are recorded.

     NINTH: Pursuant to sec. 203(b)(1) of the DGCL, the Corporation hereby expressly opts not to be governed by DGCL sec. 203.

     TENTH: Any action by the Board of Directors to make, alter, amend, change, add to or repeal this Certificate of Incorporation shall be approved by the affirmative vote of not less than a majority of the voting power of the shares of capital stock of the Corporation then entitled to vote at an election of directors. The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.

     THE UNDERSIGNED, being the Sole Incorporator hereinbefore named, for the purpose of forming a corporation pursuant to the DGCL, does make this certificate, hereby declaring and certifying that this is my act and deed and the facts herein stated are true, and accordingly has hereunto set my hand this
  day of                  , 1997.

                                                                    ATTACHMENT C

                                RESTATED BY-LAWS

                                       OF

                            SLM HOLDING CORPORATION

                     (HEREINAFTER CALLED THE "CORPORATION")

                              ARTICLE I -- OFFICES

     Section 1. Registered Office. The registered office of the Corporation shall be in the City of Wilmington, County of New Castle, State of Delaware.

     Section 2. Offices. The principal office of the Corporation shall be located in the City and Jurisdiction as the Board of Directors may, from time to time, determine. The Corporation may also have offices at such other places both within and without the State of Delaware as the Board of Directors may from time to time determine.

                     ARTICLE II -- MEETINGS OF STOCKHOLDERS

     Section 1. Place of Meetings. Meetings of the stockholders for the election of directors or for any other purpose shall be held at such time and place within the continental United States, either within or without the State of Delaware, as shall be designated from time to time by the Board of Directors or, in the case of a special meeting called pursuant to Section 3 of this Article at the request in writing of the holders of one-third of the capital stock of the Corporation issued and outstanding and entitled to vote at an election of directors, as shall be designated by such stockholders or their representative, and stated in the notice of the meeting or in a duly executed waiver of notice thereof.

     Section 2. Annual Meetings. The Annual Meetings of Stockholders shall be held on such date and at such time as shall be designated from time to time by the Board of Directors and stated in the notice of the meeting, at which meetings the stockholders shall elect by a plurality vote a Board of Directors, and transact such other business as may properly be brought before the meeting. Written notice of the Annual Meeting stating the place, date and hour of the meeting shall be given to each stockholder entitled to vote at such meeting not less than ten nor more than sixty days before the date of the meeting.

     Section 3. Special Meetings. Unless otherwise prescribed by law or by the Certificate of Incorporation, Special Meetings of Stockholders, for any purpose or purposes, shall be called by the Secretary (i) at the direction of either (x) the Chairman or (y) the President, if the President is a member of the Board of Directors, or (ii) at the request in writing of either (x) a majority of the Board of Directors or (y) the holders of one-third of the capital stock of the Corporation issued and outstanding and entitled to vote at an election of directors. Any such request shall state the purpose or purposes of the proposed meeting. Written notice of a Special Meeting stating the place, date and hour of the meeting and purpose or purposes for which the meeting is called shall be given not less than ten nor more than sixty days before the date of the meeting to each stockholder entitled to vote at such meeting.

     Section 4. Quorum. Except as otherwise provided by law or by the Certificate of Incorporation, the holders of a majority of the capital stock issued and outstanding and entitled to vote thereat, present in person or represented by proxy, shall constitute a quorum at all meetings of the stockholders for the transaction of business. If, however, such quorum shall not be present or represented at any meeting of the stockholders, the stockholders entitled to vote thereat, present in person or represented by proxy, shall have power to adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum shall be present or represented. At such adjourned meeting at which a quorum shall be present or represented, any business may be transacted which might have been transacted at the meeting as originally noticed. If the adjournment is for more than thirty days, or if after the adjournment a new record date is fixed for the adjourned meeting, a notice of the adjourned meeting shall be given to each stockholder entitled to vote at the meeting.

     Section 5. Voting. Unless otherwise required by law, the Certificate of Incorporation or these By-Laws, any question brought before any meeting of stockholders shall be decided by the vote of the holders of a majority of the stock represented and entitled to vote thereat. Each stockholder represented at a meeting of stockholders shall be entitled to cast one vote for each share of the capital stock entitled to vote thereat held by such stockholder, provided, however, that at all elections of directors of the Corporation, each holder of record of shares of Common Stock on the relevant record date shall be entitled to cast as many votes, in person or by proxy, which (except for this provision) such holder would be entitled to cast for the election of directors with respect to its shares of stock multiplied by the number of directors to be elected at such election, and that such holder may cast all such votes for a single director or may distribute them among the number to be voted for, or for any two or more of them as such holder sees fit. Such votes may be cast in person or by proxy but no proxy shall be voted on or after three years from its date, unless such proxy provides for a longer period. The Board of Directors, in its discretion, or the officer of the Corporation presiding at a meeting of stockholders, in his discretion, may require that any votes cast at such meeting shall be cast by written ballot.

     Section 6. List of Stockholders Entitled to Vote. The officer of the Corporation who has charge of the stock ledger of the Corporation shall prepare and make, at least ten days before every meeting of stockholders, a complete list of the stockholders entitled to vote at the meeting, arranged in alphabetical order, and showing the address of each stockholder and the number of shares registered in the name of each stockholder. Such list shall be open to the examination of any stockholder, for any purpose germane to the meeting, during ordinary business hours, for a period of at least ten days prior to the meeting, either at a place within the city where the meeting is to be held, which place shall be specified in the notice of the meeting, or, if not so specified, at the place where the meeting is to be held. The list shall also be produced and kept at the time and place of the meeting during the whole time thereof, and may be inspected by any stockholder of the Corporation who is present.

     Section 7. Stock Ledger. The stock ledger of the Corporation shall be the only evidence as to who are the stockholders entitled to examine the stock ledger, the list required by Section 6 of this Article II or the books of the Corporation, or to vote in person or by proxy at any meeting of stockholders.

     Section 8. Meeting Business. No business shall be brought before any meeting of shareholders unless it has been properly brought before the meeting in accordance with the procedures set forth in these By-Laws; provided, however, that nothing in this Section shall be deemed to preclude discussion by any shareholder of any business properly brought before such meeting.

     To be properly brought before an annual meeting, such business must be either (a) specified in the notice of meeting (or any supplement thereto) given by or at the direction of the Board of Directors (or any duly authorized committee thereof), (b) otherwise properly brought before the annual meeting by or at the direction of the Board of Directors (or any duly authorized committee thereof), or (c) otherwise brought before the annual meeting by any shareholder of the Corporation who is a shareholder of record on the date of the giving of the notice provided for in Section 2 of this Article and on the record date for the determination of shareholders entitled to vote at the such annual meeting. To be properly brought before an annual meeting, such business also must be a proper subject for action by shareholders, provided that the law of Delaware shall govern whether such business is a proper subject for action by shareholders.

     In addition to any other applicable requirements, for business to be properly brought before an annual meeting by a shareholder, the shareholder must have given timely notice thereof in proper written form to the Secretary of the Corporation. To be timely, a shareholder's notice must be delivered to or mailed and received at the principal executive offices of the Corporation not less than thirty (30) nor more than ninety (90) days prior to the anniversary date of the immediately preceding annual meeting; provided, however, that in the event that the annual meeting is called for a date that is not within thirty (30) days before or after such anniversary date, notice by the shareholder in order to be timely must be so received not later than the close of business on the tenth day following the day on which such notice of the date of such annual meeting was mailed. When a date is set for the determination of the timeliness of a shareholder's notice, such date shall apply to any adjournment of such meeting. To be in proper written form, a shareholder's notice to the Secretary must set forth as to each matter such shareholder proposes to bring before the annual meeting (a) a brief description of the business desired to be brought before the annual meeting and the reasons for conducting such business at the annual meeting, (b) the name and record address such shareholder, (c) the number of shares of the Corporation which are owned (beneficially or of record) by such shareholder, (d) a description of all arrangements or understandings between such shareholder and any other person or persons (including their names) in connection with the proposal of such business by such shareholder and any material interest of such shareholder in such business, and (e) a representation that such shareholder intends to appear in person or by proxy at the annual meeting to bring such business before the meeting. This provision shall not prevent the consideration and approval or disapproval at the annual meeting of the reports of officers and committees, but in connection with such reports no new business shall be acted upon at such annual meeting unless brought before the meeting in accordance with the procedures set forth in this Section.

     The business conducted at any special meeting of shareholders shall be limited to the purposes stated in the notice of a special meeting.

     The Chairman shall determine the order of business and the procedure at any shareholder meeting, including such regulation of the manner of voting and the conduct of discussion as seem to the Chairman in order and not inconsistent with these By-Laws. If the Chairman determines that business was not properly brought before the meeting in accordance with these By-Laws, the Chairman shall so declare and such business shall not be conducted.

     Section 9. Board Nominations. Only persons who are nominated in accordance with the following procedures shall be eligible for election as directors at any annual meeting of shareholders. Nominations of persons for election to the Board of Directors may be made at any annual meeting of shareholders (a) by or at the direction of the Board of Directors (or any duly authorized committee thereof), or (b) by any shareholder of the Corporation who is a shareholder of record on the date of the giving of the notice provided for in Section 2 of this Article II and on the record date for the determination of shareholders entitled to vote at such annual meeting.

     In addition to any other applicable requirements, for a nomination to be made by a shareholder, the shareholder must have given timely notice thereof in proper written form to the Secretary of the Corporation. To be timely, a shareholder's notice must be delivered to or mailed and received at the principal executive offices of the Corporation not less than thirty (30) nor more than ninety (90) days prior to the anniversary date of the immediately preceding annual meeting; provided, however, that in the event that the annual meeting is called for a date that is not within thirty (30) days before or after such anniversary date, notice by the shareholder in order to be timely must be so received not later than the close of business on the tenth day following the day on which such notice of the date of such annual meeting was mailed. When a date is set for the determination of the timeliness of a shareholder's notice, such date shall apply to any adjournment of such meeting. To be in proper written form, a shareholder's notice to the Secretary must set forth (a) as to each person whom such shareholder proposes to nominate for election as a director (i) the name, age, business address and residence address of the person, (ii) the principal occupation or employment of the person and the purported basis for such person's eligibility to serve on the Board of Directors, if elected, (iii) the number of shares of the Corporation which are owned beneficially or of record by the person and (iv) any other information relating to the person that would be required by law to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors including information required pursuant to
Section 14 of the Securities Exchange Act of 1934, as amended (the "Exchange Act") and the rules and regulations promulgated thereunder; and (b) as to the shareholder giving the notice (i) the name and record address of such shareholder, (ii) the number of shares of the Corporation which are owned beneficially or of record by such shareholder, (iii) a description of all arrangements or understandings between such shareholder and each proposed nominee and any other person or persons (including their names) pursuant to which the nomination(s) are to be made by such shareholder, (iv) a representation that such shareholder intends to appear in person or by proxy at the annual meeting to nominate the persons named in its notice and (v) any other information relating to such shareholder that would be required by law to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors including information required pursuant to Section 14 of the Exchange Act and the rules and regulations promulgated thereunder. Such notice must be accompanied by a written consent of each proposed nominee to being named as a nominee and to serve as a director if elected.

     If the Chairman determines that a nomination was not properly brought before the meeting in accordance with these By-Laws, the Chairman shall so declare and such defective nomination shall be disregarded.

                            ARTICLE III -- DIRECTORS

     Section 1. Election of Directors. Except as provided in Section 2 of this Article, directors shall be elected by a plurality of the votes cast at Annual Meetings of Stockholders, and each director so elected shall hold office until the succeeding Annual Meeting (or special meeting in lieu thereof) and until his successor is duly elected and qualified, or until his earlier resignation or removal. Any director may resign at any time upon notice to the Corporation. Such resignation shall take effect at the time specified therein or, if the time be not specified, upon the receipt thereof and, unless otherwise specified therein, the acceptance of such resignation shall not be necessary to make it effective. Directors need not be stockholders. The number of directors of the Corporation shall be changed only by the affirmative vote of not less than a majority of the voting power of the shares then entitled to vote at an election of directors.

     Section 2. Vacancies. Vacancies shall be filled in accordance with the provisions of the Corporation's Certificate of Incorporation.

     Section 3. Duties and Powers. The business of the Corporation shall be managed by or under the direction of the Board of Directors which may exercise all such powers of the Corporation and do all such lawful acts and things as are not by statute or by the Certificate of Incorporation or by these By-Laws directed or required to be exercised or done by the stockholders.

     Section 4. Meetings. The Board of Directors of the Corporation may hold meetings, both regular and special, either within or without the State of Delaware. Regular meetings of the Board of Directors may be held at such time and at such place as may from time to time be determined by the Board of Directors. Special meetings of the Board of Directors shall be called by the Secretary (i) at the direction of (x) the Chairman or (y) the President, if the President is a member of the Board of Directors, or (ii) at the written request of a majority of the entire Board of Directors. Notice of a meeting of the Board of Directors stating the place, date and hour of the meeting shall be given to each director either by mail not less than forty-eight (48) hours before the date of such meeting, or by telephone or telegram or facsimile transmission not less than twenty-four (24) hours before the date of such meeting. A waiver of such notice by any director or directors, in writing, signed by the person or persons entitled to such notice, whether before or after the time stated therein, shall be deemed the equivalent of such notice.

     Section 5. Quorum. Except as may be otherwise specifically provided by law, the Certificate of Incorporation or these By-Laws, at all meetings of the Board of Directors, a majority of the entire Board of Directors shall constitute a quorum for the transaction of business and the act of a majority of the directors present at any meeting at which there is a quorum shall be the act of the Board of Directors. If a quorum shall not be present at any meeting of the Board of Directors, the directors present thereat may adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum shall be present.

     Section 6. Actions of Board. Unless otherwise provided by the Certificate of Incorporation or these ByLaws, any action required or permitted to be taken at any meeting of the Board of Directors or of any committee thereof may be taken without a meeting, if all of the members of the Board of Directors or committee, as the case may be, consent thereto in writing, and the writing or writings, setting forth the action so taken, are filed with the minutes of proceedings of the Board of Directors or committee.

     Section 7. Meetings by Means of Conference Telephone. Unless otherwise provided by the Certificate of Incorporation or these By-Laws, members of the Board of Directors of the Corporation, or any committee designated by the Board of Directors, may participate in a meeting of the Board of Directors or such committee by means of a conference telephone or similar communications equipment by means of which all persons participating in the meeting can hear each other, and participation in a meeting pursuant to this
Section 7 shall constitute presence in person at such meeting.

     Section 8. Committees. The Board of Directors shall adopt resolutions establishing the following committees: (i) Executive, (ii) Audit, (iii) Nominations and Board Affairs and (iv) Compensation and Personnel. In addition, the Board of Directors may, by resolution passed by a majority of the entire Board of Directors, designate one or more additional committees. Each committee shall consist of one or more of the directors of the Corporation. The Board of Directors may designate one or more directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of any such committee. In the absence or disqualification of a member of a committee, and in the absence of a designation by the Board of Directors of an alternate member to replace the absent or disqualified member, the member or members thereof present at any meeting and not disqualified from voting, whether or not he or they constitute a quorum, may unanimously appoint another member of the Board of Directors to act at the meeting in the place of any absent or disqualified member. Any committee, to the extent allowed by law and provided in the resolution establishing such committee, shall have and may exercise all the powers and authority of the Board of Directors in the management of the business and affairs of the Corporation. Each committee shall keep regular minutes and report to the Board of Directors when required.

     Section 9. Compensation. The directors may be paid their expenses, if any, of attendance at each meeting of the Board of Directors and may be paid a fixed sum or a fixed number of shares of the Corporation's stock for attendance at each meeting of the Board of Directors and/or as compensation for service as director. No such payment shall preclude any director from serving the Corporation in any other capacity and receiving compensation therefor. Members of special or standing committees may be allowed like compensation for attending committee meetings.

     Section 10. Interested Directors. No contract or transaction between the Corporation and one or more of its directors or officers, or between the Corporation and any other corporation, partnership, association, or other organization in which one or more of its directors or officers are directors or officers, or have a financial interest, shall be void or voidable solely for this reason, or solely because the director or officer is present at or participates in the meeting of the Board of Directors or committee thereof which authorizes the contract or transaction, or solely because his or their votes are counted for such purpose if (i) the material facts as to his or their relationship or interest and as to the contract or transaction are disclosed or are known to the Board of Directors or the committee, and the Board of Directors or committee in good faith authorizes the contract or transaction by the affirmative votes of a majority of the disinterested directors, even though the disinterested directors be less than a quorum; or (ii) the material facts as to his or their relationship or interest and as to the contract or transaction are disclosed or are known to the stockholders entitled to vote thereon, and the contract or transaction is specifically approved in good faith by vote of the stockholders; or (iii) the contract or transaction is fair as to the Corporation as of the time it is authorized, approved or ratified, by the Board of Directors, a committee thereof or the stockholders. Common or interested directors may be counted in determining the presence of a quorum at a meeting of the Board of Directors or of a committee which authorizes the contract or transaction.

     Section 11. Qualification of Directors. Notwithstanding any other provision of these By-Laws, (i) the Board of Directors shall consist of a majority of Independent directors, (ii) the Executive Committee of the Board of Directors shall consist of a majority of Independent directors, (iii) the Audit, Nominations and Board Affairs and Compensation and Personnel Committees of the Board of Directors shall consist solely of Independent directors, and (iv) no person who is an employee of a firm that directly competes against the Corporation or one of its affiliates shall be nominated to serve as a director. For purposes hereof, a director will not generally be considered Independent if he or she: (a) is or has been employed by the Corporation or one of its affiliates in an executive capacity; (b) is an employee or owner of a firm that is one of the Corporation's or its affiliate's paid advisers or consultants; (c) is employed by a significant customer or supplier; (d) has a personal services contract with the Corporation or one of its affiliates; (e) is employed by a foundation or university that receives significant grants or endowments from the Corporation or one of its affiliates; (f) is a relative of an executive of the Corporation or one of its affiliates; and (g) is part of an interlocking directorate in which an executive officer of the Corporation serves on the board of another corporation that employs the director.

                             ARTICLE IV -- OFFICERS

     Section 1. General. The officers of the Corporation shall be chosen by the Board of Directors and shall be a Chairman of the Board (who must be a director), a President, a General Counsel, a Secretary and a Treasurer. The Board of Directors, in its discretion, may also choose one or more Vice Presidents, Assistant Secretaries, Assistant Treasurers and other officers. Any number of offices may be held by the same person, unless otherwise prohibited by law, the Certificate of Incorporation or these By-Laws. The officers of the Corporation need not be stockholders of the Corporation nor, except in the case of the Chairman of the Board of Directors, need such officers be directors of the Corporation.

     Section 2. Election. The Board of Directors at its first meeting held after each Annual Meeting of Stockholders shall elect the officers of the Corporation who shall hold their offices for such terms and shall exercise such powers and perform such duties as shall be determined from time to time by the Board of Directors; and all officers of the Corporation shall hold office until their successors are chosen and qualified, or until their earlier resignation or removal. Any officer elected by the Board of Directors may be removed at any time by the affirmative vote of a majority of the Board of Directors. Any vacancy occurring in any office of the Corporation shall be filled by the Board of Directors. The salaries of all officers of the Corporation shall be fixed by the Board of Directors.

     Section 3. Voting Securities Owned by the Corporation. Powers of attorney, proxies, waivers of notice of meeting, consents and other instruments relating to securities owned by the Corporation may be executed in the name of and on behalf of the Corporation by the President or the General Counsel or such other authorized officer of the Corporation, and any such officer may, in the name of and on behalf of the Corporation, take all such action as any such officer may deem advisable to vote in person or by proxy at any meeting of security holders of any corporation in which the Corporation may own securities and at any such meeting shall possess and may exercise any and all rights and power incident to the ownership of such securities and which, as the owner thereof, the Corporation might have exercised and possessed if present. The Board of Directors may, by resolution, from time to time confer like powers upon any other person or persons.

     Section 4. Chairman of the Board of Directors. The Chairman of the Board of Directors shall preside at all meetings of the stockholders and of the Board of Directors. The Chairman of the Board of Directors shall also perform such other duties and may exercise such other powers as from time to time may be assigned to him by these By-Laws or by the Board of Directors.

     Section 5. President. The President shall, subject to the control of the Board of Directors and the Chairman of the Board of Directors, have general supervision of the business of the Corporation and shall see that all orders and resolutions of the Board of Directors are carried into effect. He shall be the Chief Executive Officer of the Corporation and shall execute all bonds, mortgages, contracts and other instruments of the Corporation requiring a seal, under the seal of the Corporation, except where required or permitted by law to be otherwise signed and executed and except that the other officers of the Corporation may sign and execute documents when so authorized by these By-Laws, the Board of Directors or the President. In the absence or disability of the Chairman of the Board of Directors, the President shall preside at all meetings of the stockholders and the Board of Directors. The President shall also perform such other duties and may exercise such other powers as from time to time may be assigned to him by these By-Laws or by the Board of Directors.

     Section 6. Vice Presidents. At the request of the President or in his absence or in the event of his inability or refusal to act, the Vice President or the Vice Presidents if there is more than one (in the order designated by the Board of Directors) shall perform the duties of the President, and when so acting, shall have all the powers of and be subject to all the restrictions upon the President. Each Vice President shall perform such other duties and have such other powers as the Board of Directors from time to time may prescribe. If there be no Vice President, the Board of Directors shall designate the officer of the Corporation who, in the absence of the President or in the event of the inability or refusal of the President to act, shall perform the duties of the President, and when so acting, shall have all the powers of and be subject to all the restrictions upon the President.

     Section 7. The General Counsel. The General Counsel shall (a) be the principal consulting officer of the Corporation for all legal matters; (b) be responsible for and direct all counsel, attorneys, employees and agents in the performance of all legal duties and services for and on behalf of the Corporation; (c) perform such other duties and have such other powers as are ordinarily incident to the office of the General Counsel; and (d) perform such other duties as from time to time may be assigned to him by the President or by the Board of Directors.

     Section 8. Secretary. The Secretary shall attend all meetings of the Board of Directors and all meetings of stockholders and record all the proceedings thereat in a book or books to be kept for that purpose; the Secretary shall also perform like duties for the standing committees when required. The Secretary shall give, or cause to be given, notice of all meetings of the stockholders and special meetings of the Board of Directors, and shall perform such other duties as may be prescribed by the Board of Directors or President, under whose supervision he shall be. If the Secretary shall be unable or shall refuse to cause to be given notice of all meetings of the stockholders and special meetings of the Board of Directors, and if there be no Assistant Secretary, then either the Board of Directors or the President may choose another officer to cause such notice to be given. The Secretary shall have custody of the seal of the Corporation and the Secretary or any Assistant Secretary, if there be one, shall have authority to affix the same to any instrument requiring it and when so affixed, it may be attested by the signature of the Secretary or by the signature of any such Assistant Secretary. The Board of Directors may give general authority to any other officer to affix the seal of the Corporation and to attest the affixing by his signature. The Secretary shall see that all books, reports, statements, certificates and other documents and records required by law to be kept or filed are properly kept or filed, as the case may be.

     Section 9. Treasurer. The Treasurer shall have the custody of the corporate funds and securities and shall keep full and accurate accounts of receipts and disbursements in books belonging to the Corporation and shall deposit all moneys and other valuable effects in the name and to the credit of the Corporation in such depositories as may be designated by the Board of Directors. The Treasurer shall disburse the funds of the Corporation as may be ordered by the Board of Directors, taking proper vouchers for such disbursements, and shall render to the President and the Board of Directors, at its regular meetings, or when the Board of Directors so requires, an account of all his transactions as Treasurer and of the financial condition of the Corporation. If required by the Board of Directors, the Treasurer shall give the Corporation a bond in such sum and with such surety or sureties as shall be satisfactory to the Board of Directors for the faithful performance of the duties of his office and for the restoration to the Corporation, in case of his death, resignation, retirement or removal from office, of all books, papers, vouchers, money and other property of whatever kind in his possession or under his control belonging to the Corporation.

     Section 10. Assistant Secretaries. Except as may be otherwise provided in these By-Laws, Assistant Secretaries, if there be any, shall perform such duties and have such powers as from time to time may be assigned to them by the Board of Directors, the President and Chief Executive Officer, or the Secretary, and in the absence of the Secretary or in the event of his disability or refusal to act, shall perform the duties of the Secretary, and when so acting, shall have all the powers of and be subject to all the restrictions upon the Secretary.

     Section 11. Assistant Treasurers. Assistant Treasurers, if there be any, shall perform such duties and have such powers as from time to time may be assigned to them by the Board of Directors, the President and Chief Executive Officer, or the Treasurer, and in the absence of the Treasurer or in the event of his disability or refusal to act, shall perform the duties of the Treasurer, and when so acting, shall have all the powers of and be subject to all the restrictions upon the Treasurer. If required by the Board of Directors, an Assistant Treasurer shall give the Corporation a bond in such sum and with such surety or sureties as shall be satisfactory to the Board of Directors for the faithful performance of the duties of his office and for the restoration to the Corporation, in case of his death, resignation, retirement or removal from office, of all books, papers, vouchers, money and other property of whatever kind in his possession or under his control belonging to the Corporation.

     Section 12. Other Officers. Such other officers as the Board of Directors may choose shall perform such duties and have such powers as from time to time may be assigned to them by the Board of Directors. The Board of Directors may delegate to any other officer of the Corporation the power to choose such other officers and to prescribe their respective duties and powers.

     Section 13. Employee Conduct. No officer or employee shall engage, directly or indirectly, in any personal business transaction or private arrangement for personal profit which accrues from or is based upon his official position or authority or upon confidential information which he gains by reason of such position or authority, and he shall reasonably restrict his personal business affairs so as to avoid conflicts of interest with his official duties. No officer or employee shall divulge confidential information to any unauthorized person, or release any such information in advance of authorization for its release, nor shall he accept, directly or indirectly, any valuable gift, favor or service from any person with whom he transacts business on behalf of the Corporation.

     Section 14. Outside or Private Employment. No officer or employee shall have any outside or private employment or affiliation with any firm or organization incompatible with his concurrent employment by the Corporation, and he shall not accept or perform any outside or private employment which the President of the Corporation determines will interfere with the efficient performance of his official duties.

                               ARTICLE V -- STOCK

     Section 1. Form of Certificates. Every holder of stock in the Corporation shall be entitled to have a certificate signed, in the name of the Corporation
(i) by the Chairman of the Board of Directors, the President or a Vice President and (ii) by the Treasurer or an Assistant Treasurer, or the Secretary or an Assistant Secretary of the Corporation, certifying the number of shares owned by him in the Corporation.

     Section 2. Signatures. Any or all of the signatures on a certificate may be a facsimile. In case any officer, transfer agent or registrar who has signed or whose facsimile signature has been placed upon a certificate shall have ceased to be such officer, transfer agent or registrar before such certificate is issued, it may be issued by the Corporation with the same effect as if he were such officer, transfer agent or registrar at the date of issue.

     Section 3. Lost Certificates. The Board of Directors may direct a new certificate to be issued in place of any certificate theretofore issued by the Corporation alleged to have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming the certificate of stock to be lost, stolen or destroyed. When authorizing such issue of a new certificate, the Board of Directors may, in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed certificate, or his legal representative, to advertise the same in such manner as the Board of Directors shall require and/or to give the Corporation a bond in such sum as it may direct as indemnity against any claim that may be made against the Corporation with respect to the certificate alleged to have been lost, stolen or destroyed.

     Section 4. Transfers. Stock of the Corporation shall be transferable in the manner prescribed by law and in these By-Laws. Transfers of stock shall be made on the books of the Corporation only by the person named in the certificate or by his attorney lawfully constituted in writing and upon the surrender of the certificate therefor, which shall be canceled before a new certificate shall be issued.

     Section 5. Record Date. In order that the Corporation may determine the stockholders entitled to notice of or to vote at any meeting of stockholders or any adjournment thereof, or entitled to express consent to corporate action in writing without a meeting, or entitled to receive payment of any dividend or other distribution or allotment of any rights, or entitled to exercise any rights in respect of any change, conversion or exchange of stock, or for the purpose of any other lawful action, the Board of Directors may fix, in advance, a record date, which shall not be more than sixty days nor less than ten days before the date of such meeting, nor more than sixty days prior to any other action. A determination of stockholders of record entitled to notice of or to vote at a meeting of stockholders shall apply to any adjournment of the meeting; provided, however, that the Board of Directors may fix a new record date for the adjourned meeting.

     Section 6. Beneficial Owners. The Corporation shall be entitled to recognize the exclusive right of a person registered on its books as the owner of shares to receive dividends, and to vote as such owner, and to hold liable for calls and assessments a person registered on its books as the owner of shares, and shall not be bound to recognize any equitable or other claim to or interest in such share or shares on the part of any other person, whether or not it shall have express or other notice thereof, except as otherwise provided by law.

                             ARTICLE VI -- NOTICES

     Section 1. Notices. Whenever written notice is required by law, the Certificate of Incorporation or these By-Laws, to be given to any director, member of a committee or stockholder, such notice may be given by mail, addressed to such director, member of a committee or stockholder, at his address as it appears on the records of the Corporation, with postage thereon prepaid, and such notice shall be deemed to be given at the time when the same shall be deposited in the United States mail. Written notice may also be given personally or by telegram, telex or cable.

     Section 2. Waivers of Notice. Whenever any notice is required by law, the Certificate of Incorporation or these By-Laws, to be given to any director, member of a committee or stockholder, a waiver thereof in writing, signed, by the person or persons entitled to said notice, whether before or after the time stated therein, shall be deemed equivalent thereto.

                       ARTICLE VII -- GENERAL PROVISIONS

     Section 1. Dividends. Dividends upon the capital stock of the Corporation, subject to the provisions of the Certificate of Incorporation, if any, may be declared by the Board of Directors at any regular or special meeting, and may be paid in cash, in property, or in shares of the capital stock. Before payment of any dividend, there may be set aside out of any funds of the Corporation available for dividends such sum or sums as the Board of Directors from time to time, in its absolute discretion, deems proper as a reserve or reserves to meet contingencies, or for equalizing dividends, or for repairing or maintaining any property of the Corporation, or for any proper purpose, and the Board of Directors may modify or abolish any such reserve.

     Section 2. Acquisition of Common Stock by the Corporation. Unless approved by holders of a majority of the outstanding capital stock of the Corporation then entitled to vote at an election of directors, the Corporation shall not take any action that would result in the acquisition by the Corporation, directly or indirectly, from any one person or "group" (as defined in Section 13(d) of the Securities Exchange Act of 1934) of one percent or more of the shares of Common Stock then outstanding, in one or a series of related transactions, at a price in excess of the prevailing market price of such stock, other than pursuant to a tender offer made to all holders of Common Stock or to all holders of less than 100 shares of Common Stock.

     Section 3. Disbursements. All checks or demands for money and notes of the Corporation shall be signed by such officer or officers or such other person or persons as the Board of Directors may from time to time designate.

     Section 4. Fiscal Year. The fiscal year of the Corporation shall be fixed by resolution of the Board of Directors.

     Section 5. Corporate Seal. The corporate seal shall have inscribed thereon the name of the Corporation, the year of its organization and the words "Corporate Seal, Delaware." The seal may be used by causing it or a facsimile thereof to be impressed or affixed or reproduced or otherwise.

                        ARTICLE VIII -- INDEMNIFICATION

     Section 1. Power to Indemnify in Actions, Suits or Proceedings other than those by or in the Right of the Corporation. Subject to Section 3 of this
Article VIII, the Corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Corporation) by reason of the fact that he is or was a director or officer of the Corporation, or is or was a director or officer of the Corporation serving at the request of the Corporation as a director or officer, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his conduct was unlawful.

     Section 2. Power to Indemnify in Actions, Suits or Proceedings by or in the Right of the Corporation. Subject to Section 3 of this Article VIII, the Corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the Corporation to procure a judgment in its favor by reason of the fact that he is or was a director or officer of the Corporation, or is or was a director or officer of the Corporation serving at the request of the Corporation as a director or officer, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise against expenses (including attorneys' fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Corporation; except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the Corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

     Section 3. Authorization of Indemnification. Any indemnification under this Article VIII (unless ordered by a court) shall be made by the Corporation only as authorized in the specific case upon a determination that indemnification of the director or officer is proper in the circumstances because he has met the applicable standard of conduct set forth in Section 1 or
Section 2 of this Article VIII, as the case may be. Such determination shall be made (i) by a majority vote of the directors who are not parties to such action, suit or proceeding, even though less than a quorum, or (ii) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion, or (iii) by the stockholders. To the extent, however, that a director or officer of the Corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding described above, or in defense of any claim, issue or matter therein, he shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him in connection therewith, without the necessity of authorization in the specific case.

     Section 4. Good Faith Defined.  For purposes of any determination under
Section 3 of this Article VIII, a person shall be deemed to have acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Corporation, or, with respect to any criminal action or proceeding, to have had no reasonable cause to believe his conduct was unlawful, if his action is based on the records or books of account of the Corporation or another enterprise, or on information supplied to him by the officers of the Corporation or another enterprise in the course of their duties, or on the advice of legal counsel for the Corporation or another enterprise or on information or records given or reports made to the Corporation or another enterprise by an independent certified public accountant or by an appraiser or other expert selected with reasonable care by the Corporation or another enterprise. The term "another enterprise" as used in this

Section 4 shall mean any other corporation or any partnership, joint venture, trust, employee benefit plan or other enterprise of which such person is or was serving at the request of the Corporation as a director, officer, employee or agent. The provisions of this Section 4 shall not be deemed to be exclusive or to limit in any way the circumstances in which a person may be deemed to have met the applicable standard of conduct set forth in Sections 1 or 2 of this
Article VIII, as the case may be.

     Section 5. Indemnification by a Court. Notwithstanding any contrary determination in the specific case under Section 3 of this Article VIII, and notwithstanding the absence of any determination thereunder, any director or officer may apply to any court of competent jurisdiction in the State of Delaware for indemnification to the extent otherwise permissible under Sections 1 and 2 of this Article VIII. The basis of such indemnification by a court shall be a determination by such court that indemnification of the director or officer is proper in the circumstances because he has met the applicable standards of conduct set forth in Sections 1 or 2 of this Article VIII, as the case may be. Neither a contrary determination in the specific case under Section 3 of this
Article VIII nor the absence of any determination thereunder shall be a defense to such application or create a presumption that the director or officer seeking indemnification has not met any applicable standard of conduct. Notice of any application for indemnification pursuant to this Section 5 shall be given to the Corporation promptly upon the filing of such application. If successful, in whole or in part, the director or officer seeking indemnification shall also be entitled to be paid the expense of prosecuting such application.

     Section 6. Expenses Payable in Advance. Expenses incurred by a director or officer in defending or investigating a threatened or pending action, suit or proceeding may be paid by the Corporation, upon the determination by the Board of Directors, in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the Corporation as authorized in this Article VIII, provided the Corporation approves in advance counsel selected by the director or officer (which approval shall not be unreasonably withheld).

     Section 7. Non-exclusivity of Indemnification and Advancement of
Expenses. The indemnification and advancement of expenses provided by or granted pursuant to this Article VIII shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under the Certificate of Incorporation or any By-Law, agreement, contract, vote of stockholders or disinterested directors or pursuant to the direction (howsoever embodied) of any court of competent jurisdiction or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office, it being the policy of the Corporation that indemnification of the persons specified in Sections 1 and 2 of this Article VIII shall be made to the fullest extent permitted by law. The provisions of this Article VIII shall not be deemed to preclude the indemnification of any person who is not specified in Sections 1 or 2 of this
Article VIII but whom the Corporation has the power or obligation to indemnify under the provisions of the General Corporation Law of the State of Delaware, or otherwise.

     Section 8. Insurance. The Corporation may purchase and maintain insurance on behalf of any person who is or was a director or officer of the Corporation, or is or was a director or officer of the Corporation serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the Corporation would have the power or the obligation to indemnify him against such liability under the provisions of this Article VIII.

     Section 9. Certain Definitions. For purposes of this Article VIII, references to "the Corporation" shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors or officers, so that any person who is or was a director or officer of such constituent corporation, or is or was a director or officer of such constituent corporation serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, shall stand in the same position under the provisions of this Article VIII with respect to the resulting or surviving corporation as he would have with respect to such constituent corporation if its separate existence had continued. For purposes of this
Article VIII, references to "fines" shall include any excise taxes assessed on a person with respect to an employee benefit plan; and references to "serving at the request of the Corporation" shall include any service as a director, officer, employee or agent of the Corporation which imposes duties on, or involves services by, such director or officer with respect to an employee benefit plan, its participants or beneficiaries; and a person who acted in good faith and in a manner he reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner "not opposed to the best interests of the Corporation" as referred to in this Article VIII.

     Section 10. Survival of Indemnification and Advancement of Expenses. The indemnification and advancement of expenses provided by the Corporation pursuant to this Article VIII shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director or officer and shall inure to the benefit of the heirs, executors and administrators of such a person.

     Section 11. Limitation on Indemnification. Notwithstanding anything contained in this Article VIII to the contrary, except for proceedings to enforce rights to indemnification (which shall be governed by Section 5 hereof), the Corporation shall not be obligated to indemnify any director or officer (in connection with a proceeding (or part thereof) initiated by such person unless such proceeding (or part thereof) was authorized or consented to by the Board of Directors of the Corporation.

     Section 12. Indemnification of Employees and Agents. The Corporation may, to the extent authorized from time to time by the Board of Directors, provide rights to indemnification and to the advancement of expenses to employees and agents of the Corporation similar to those conferred in this Article VIII to directors and officers of the Corporation.

                            ARTICLE IX -- AMENDMENTS

     Section 1. Amendments. These By-Laws of the Corporation may be altered, amended, changed, added to or repealed in whole or in part, or new By-Laws may be adopted by the stockholders or the Board of Directors, provided, however, that notice of such alteration, amendment, repeal or adoption of new By-Laws is made before the date on which or is contained in the notice of the meeting of stockholders at which such shall become effective or be voted on, as the case may be. All such amendments must be approved by either the holders of a majority of the outstanding capital stock of the Corporation entitled to vote thereon or by a majority of the entire Board of Directors.

     If your shares are held in the name of a brokerage firm, bank, bank nominee or other institution, only it can vote your shares and only upon your specific instruction. Accordingly, please contact the persons responsible for your account and instruct them to execute the GREEN proxy card.

--------------------------------------------------------------------------------

      WE URGE YOU TO VOTE FOR THE PLAN OF REORGANIZATION AND THE CRV SLATE
                        FOR THE HOLDING COMPANY'S BOARD

       MARKING, SIGNING, DATING AND MAILING THE ENCLOSED GREEN PROXY CARD
                          USING THE ENCLOSED ENVELOPE.
              THE FAILURE TO DO SO MAY BE THE EQUIVALENT OF A VOTE
               AGAINST MAXIMIZING SHAREHOLDER VALUE AND CONTROL.

--------------------------------------------------------------------------------

                            YOUR PROXY IS IMPORTANT

     1. If your shares of Sallie Mae Common Stock are held in your own name, please mark, sign, date and return the enclosed GREEN proxy card in the postage-paid envelope provided.

     2. If your shares of Sallie Mae Common Stock are held in the name of a brokerage firm, bank, nominee or other institution, only it can execute a consent with respect to your shares of Sallie Mae Common Stock and only upon receipt of your specific instructions. Accordingly, you should promptly contact the person responsible for your account and give instructions for a GREEN proxy card to be completed representing the shares of Sallie Mae Common Stock beneficially owned by you. You are urged to ensure that the record holder of your shares of Sallie Mae Common Stock marks, signs, dates and returns the enclosed GREEN proxy card as soon as possible.

     3. You are further urged to confirm in writing any instructions given to your broker or bank and provide a copy of those instructions to the CRV in care of MacKenzie Partners, Inc. so that the CRV may also attempt to ensure that such instructions are followed.

     If you have any questions or require any assistance in executing your proxy, please call:

                       [LOGO OF MACKENZIE PARTNERS, INC.]

                                156 Fifth Avenue
                            New York, New York 10010
                         (212) 929-5500 (call collect)

                                       or

                         CALL TOLL-FREE (800) 322-2885